UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Continental Resources, Inc.

Invitation to 2017 Annual Meeting of Shareholders

DATE:	Thursday, May 18, 2017
TIME:	10:00 a.m. Central Daylight Time
PLACE:	Skirvin Hilton Hotel, Centennial Ballroom 1 Park Avenue, Oklahoma City, OK 73102

April 6, 2017

Dear Fellow Shareholder:

Please join me at our Annual Meeting on Thursday, May 18, 2017, where you will be asked to vote on: (i) the election of the two Class II members named in this Proxy Statement to the Board of Directors; (ii) ratify the selection of auditors; (iii) approve, by a non-binding vote, the compensation of our named executive officers; and (iv) approve, by a non-binding vote, the frequency of shareholder advisory votes on the compensation of our named executive officers. You will also be asked to consider a shareholder proposal requesting the Board of Directors adopt a policy regarding Board diversity, if properly presented at the Annual Meeting.

The Company is again taking advantage of the Securities and Exchange Commission rule permitting us to provide proxy materials over the Internet to certain of our shareholders. On or about April 6, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials to shareholders whose shares are held in an account at a brokerage firm, bank or other nominee record holder, informing you the Notice and Proxy Statement for the 2017 Annual Meeting, 2016 Annual Report and voting instructions are available online. As more fully described in that Notice, all shareholders receiving such Notice may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials. On or about April 6, 2017, we will also mail paper copies of our Notice and Proxy Statement, 2016 Annual Report and a proxy card to each shareholder whose shares are registered directly in their name with our transfer agent, American Stock Transfer & Trust Company.

In addition to the formal items of business at the Annual Meeting, you will have an opportunity to ask questions and express your views to the senior management of Continental Resources, Inc. Members of our Board of Directors will also be present.

Whether you are able to attend the 2017 Annual Meeting in person, it is important your shares be represented. Please vote your shares in accordance with the instructions contained in the materials being sent to you. Please vote as soon as possible.

I hope to see you on May 18th.

Harold G. Hamm

Chairman of the Board and

Chief Executive Officer

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Notice of Annual Meeting of Shareholders

To Be Held On May 18, 2017

TO THE HOLDERS OF SHARES OF COMMON STOCK:

The 2017 Annual Meeting of Shareholders of Continental Resources, Inc. (the “Company,” “we,” “our,” or “us”) will be held at the Skirvin Hilton Hotel, Centennial Ballroom, 1 Park Avenue, Oklahoma City, OK 73102, on May 18, 2017, at 10:00 a.m. C.D.T., for the following purposes:

1.	To elect the two Class II members named in this Proxy Statement to our Board of Directors to serve until the Annual Meeting of Shareholders in 2020 and until their respective successors are duly elected and qualified or until their earlier resignation or removal (Item 1 on the proxy card);

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 2 on the proxy card);

3.	To approve, by a non-binding vote, the compensation of the named executive officers (Item 3 on the proxy card);

4.	To approve, by a non-binding vote, the frequency of shareholder advisory votes on the compensation of our named executive officers (Item 4 on the proxy card);

5.	To consider a shareholder proposal requesting the Board of Directors adopt a policy regarding Board diversity, if properly presented at the Annual Meeting (Item 5 on the proxy card); and

6.	To transact such other business as may properly be brought at the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action on the matters specified in this notice may be taken without further notice to shareholders unless required by the Company’s bylaws.

Shareholders of record of our common stock, par value $0.01 per share, at the close of business on March 23, 2017 are entitled to notice of and to vote on all proposals at the Annual Meeting. A list of all shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during normal business hours at least ten days prior thereto at our offices located at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to certain of our shareholders over the Internet and to certain others by mail.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Eissenstat

Eric S. Eissenstat

Secretary

DATED: April 6, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2017

This Notice and Proxy Statement, the accompanying proxy card and our Annual Report to shareholders are also available on the Internet at https://materials.proxyvote.com/212015.

CONTINENTAL RESOURCES, INC.

Proxy Statement Annual Meeting of Shareholders May 18, 2017

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
Security Ownership of Certain Beneficial Owners	40
Security Ownership of Directors and Executive Officers	40

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	41

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41
General	41
Audit Committee Report	42
Audit and Other Fees	43
Attendance at Annual Meeting	43

PROPOSAL 3: APPROVE, BY A NON-BINDING VOTE, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS	43

PROPOSAL 4: APPROVE, BY A NON-BINDING VOTE, THE FREQUENCY OF SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	44

PROPOSAL 5: SHAREHOLDER PROPOSAL—ADOPTION OF POLICY FOR IMPROVING BOARD DIVERSITY	45
Proponents’ Statement in Support of Shareholder Proposal	45
Board of Directors’ Statement in Opposition to the Shareholder Proposal	46

ANNUAL REPORT TO SHAREHOLDERS	47

SHAREHOLDERS SHARING THE SAME ADDRESS	47

PROPOSALS OF SHAREHOLDERS	47

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	48
Why am I receiving these materials?	48
Who can vote at the Annual Meeting?	48
What am I voting on?	48
How do I vote?	49
How many votes do I have?	49
Who is paying for this proxy solicitation?	49
What does it mean if I receive more than one Notice of Internet Availability, proxy card or voter information form?	49
Can I change my vote after submitting my proxy?	50
What is the quorum requirement?	50
What are broker non-votes?	50
What vote is required to approve the election of directors (Item 1 on the proxy card)?	50
What vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 2 on the proxy card)?	51
What vote is required to approve the compensation of the named executive officers (Item 3 on the proxy card)?	51

OTHER MATTERS	52

ANNEX A—NYSE Independence Standards Generally Applicable to Directors	ANNEX A

Proxy Summary

This summary contains highlights about Continental Resources, Inc. and our subsidiaries (the “Company”) and the upcoming 2017 Annual Meeting of Shareholders (the “Annual Meeting”). This summary does not contain all of the information you should consider in advance of the Annual Meeting and we encourage you to read the entire Proxy Statement before voting. When we refer to “us,” “we,” or “our,” we are referring to the Company.

2017 Annual Meeting of Shareholders

Date and Time:	Thursday, May 18, 2017 at 10:00 a.m. C.D.T.

Location:	Skirvin Hilton Hotel, Centennial Ballroom, 1 Park Avenue, Oklahoma City, OK 73102

Record Date:	March 23, 2017

Mail Date:	We intend to mail a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), or the Proxy Statement, 2016 Annual Report, and Proxy Card (or voter information form if the Proxy Statement is being sent by a broker, bank or other nominee record holder (collectively, a “Broker”)), as applicable, on or about April 6, 2017 to our shareholders.

Voting:	Shareholders as of the record date may vote. Each share of our Common Stock, par value $0.01 per share (“Common Stock”), is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. Each shareholder’s vote is important. Please complete and return your proxy or voter information form, or submit your vote and proxy online or by telephone (if you received a voter information form).

Voting Matters and Board Recommendations

Matter	Board Vote Recommendation
Election of two Class II Directors named in this Proxy Statement (Item 1, page 6)	FOR
Ratification of selection of Grant Thornton LLP (“Grant Thornton”) (Item 2, page 41)	FOR
Approve, by a non-binding vote, the compensation of the named executive officers (Item 3, page 43)	FOR
Approve, by a non-binding vote, the frequency of shareholder advisory votes on the compensation of our named executive officers (Item 4, page 44)	FOR A TRIENNIAL FREQUENCY
Consideration of a shareholder proposal requesting the Board of Directors adopt a policy regarding Board diversity (the “Shareholder Proposal”) (Item 5, page 45)	AGAINST

2016 Performance Highlights

Using the latest enhanced completion designs, the Company set new Company early production records for wells in the Bakken, Sooner Trend Anadarko Canadian Kingfisher (“STACK”) and South Central Oklahoma Oil Province plays.

Year-end 2016 proved reserves increased 4% to 1.27 billion barrels of oil equivalent compared to year-end 2015, despite lower commodity prices.

Significantly expanded the extent of the overpressured oil window in our STACK play.

Full-year production expense per barrel of oil equivalent decreased by 15% compared to full-year 2015.

At December 31, 2016, the Company’s total debt was reduced by $538 million compared to December 31, 2015, demonstrating progress made toward the Company’s goal of reducing the total amount of its debt.

Key Executive and Director Compensation Policies and Practices

Independent compensation consultant to the Compensation Committee

No individual employment agreements

Majority of compensation is in the form of restricted stock awards designed to align interests of executives and shareholders

Robust stock ownership requirements – 5x of base salary for the Chief Executive Officer, Chief Operating Officer and President and 3x of base salary for other executive officers, and 3x base annual retainer for directors

Use of a relevant peer group in establishing compensation

Minimal perquisites

Prohibition of hedging of Company securities by executive officers and directors

Key Governance Policies and Practices

Five of six directors are independent

Chief Executive Officer is the only management director

Voluntary establishment of Compensation and Nominating/Corporate Governance Committees, even though exempt from these requirements as a controlled company under New York Stock Exchange (“NYSE”) rules

Audit and Compensation Committees composed entirely of independent directors

Lead independent director with clearly established authority and responsibility over the governance of our Board of Directors

Regular executive sessions of the Board without management present

Board risk management oversight with a focus on the most significant risks facing the Company

Annual evaluation process for the Board and its committees

Director in uncontested election that does not receive a majority of “for” votes, must submit his or her resignation for consideration by the Nominating/Corporate Governance Committee and the Board

For more detailed information regarding our proxy materials and voting at the Annual Meeting, see “Questions and Answers About This Proxy Material and Voting,” at page 48.

Proposal 1:

Election of Directors

General

Our Board has six members. Our directors are divided into three classes and serve staggered three year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2019, 2017 and 2018, respectively. The Board has nominated William B. Berry, whose term as a director expires as of the Annual Meeting, to be re-elected as a Class II director for a term to continue until the 2020 Annual Meeting of Shareholders. The Board has also nominated James L. Gallogly to stand for election at the Annual Meeting as a new Class II director, to be elected for a term to continue until the 2020 Annual Meeting of Shareholders, and, in the case of each director nominee, each to serve until their respective successor has been elected and qualified or until their earlier resignation or removal. David L. Boren, who is currently serving as a Class II director and whose term expires as of the Annual Meeting, was not nominated to stand for re-election at the Annual Meeting.

James L. Gallogly was recommended for nomination by the Nominating/Corporate Governance Committee following the review of a number of candidates identified by the committee with the assistance of the Board. The Nominating/Corporate Governance Committee and Board were responsible for evaluating the credentials of the candidates considered and vetting their suitability to serve on the Board, with the assistance of management. In conducting the search, the Nominating/Corporate Governance Committee focused on identifying candidates who would add to the diversity of skills and experience possessed on an aggregate basis by the existing Board members. To facilitate the effort to identify a candidate who would complement the Board’s collective skills and experience as described above, each member of the Board completed a skills matrix and the results of this exercise were compiled and used in evaluating potential nominees. The personal attributes prioritized by the Nominating/Corporate Governance Committee were high standards of ethical behavior, availability, outstanding achievement in both professional and personal life, strong interpersonal skills, independence and soundness of judgment. The Committee also focused on identifying individuals with an understanding of the Company’s business and expertise in exploration and production strategy and risk management. The Committee discussed and vetted each of the nominees against the criteria described above.

The election of a director requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received will be voted,

in the absence of instructions to the contrary, “For” the re-election of Mr. Berry to the Board and the election of Mr. Gallogly to the Board. While “withheld” votes will not have an effect on the outcome of the election, our Bylaws provide that a nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Nominating/Corporate Governance Committee of the Board within ninety (90) days from the date of the election. The Nominating/Corporate Governance Committee of the Board shall consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

Should a nominee for election to the Board be unable to serve for any reason, the Board may designate a substitute nominee in which event all proxies received without instructions will be voted for the election of such substitute nominee. To the best knowledge of our Board, the named nominees will each serve if elected.

The Board recommends the shareholders vote “FOR” the re-election of William B. Berry and “FOR” the election of James L. Gallogly to the Board.

The following table outlines certain information about each of the director nominees as well as our other directors as of March 23, 2017:

Name	Age	Director Since	Existing Term Expires
Harold G. Hamm	71	1967	2019
William B. Berry	64	2014	2017
David L. Boren	75	2009	2017
James L. Gallogly*	64	*	*
Lon McCain	69	2006	2018
John T. McNabb, II	72	2010	2019
Mark E. Monroe	62	2001	2018

*	James L. Gallogly has been nominated to stand for election at the Annual Meeting as a new Class II director. If elected, Mr. Gallogly’s term will expire at the 2020 Annual Meeting.

Harold G. Hamm has served as Chief Executive Officer and a director since our inception in 1967 and currently serves as Chairman of the Board. In addition, Mr. Hamm served as our President from October 31, 2008 to November 3, 2009. He served as Chairman of the board of directors of the general partners of Hiland Partners, LP (“Hiland”) and Hiland Holdings GP, LP (“Hiland Holdings”), former affiliates of ours through February 13, 2015, which were publicly traded in the past. From September 2005 through February 2012, Mr. Hamm served as a director of Complete Production Services, Inc., an oil and gas service company publicly traded on the NYSE. Mr. Hamm is Chairman of Domestic Energy Producers Alliance and served as Chairman of the Oklahoma Independent Petroleum Association from June 2005 to June 2007. He was President of the National Stripper Well Association, founder and Chairman of Save Domestic Oil, Inc., and served on the board of directors of the Oklahoma Energy Explorers and is co-chairman of the Council for a Secure America.

Mr. Hamm’s role as the founder and majority shareholder of our Company and his extensive experience in the energy industry, gained leading our Company for the last 50 years, qualify him to serve on our Board and in the role as Chairman.

William B. Berry has been a director since May 2014 and has served as Lead Director since the 2016 Annual Meeting. He will continue to serve as Lead Director through the Annual Meeting. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips Company (“ConocoPhillips”), a major international integrated energy company, from 2003 until his retirement on January 1, 2008. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While with these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; and Vice President of International Exploration and Production, New Ventures. While at ConocoPhillips and Phillips Petroleum Company he served in various locations including London, England; Abidjan, Ivory Coast; Stavanger, Norway; Shekou and Beijing, China; and Singapore. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996. He has served on the board of directors of Franks International since January 2015 and on the board of directors of Oceaneering International, Inc. since June 2016. He served on the board of directors of Nexen Inc. from December 2008 to

June 2013, Willbros Group, Inc. (“Willbros”) from February 2008 to May 2014, Access Midstream Partners, L.P. from June 2013 to May 2014, and Teekay Corporation from June 2012 to December 2015. He was the Honorary Consul for Kazakhstan from 2009 until 2014. Mr. Berry holds a bachelor’s and master’s degree in petroleum engineering from Mississippi State University.

Mr. Berry brings extensive domestic and international experience in the oil and gas exploration and production industry and management expertise to the Board. Mr. Berry also brings considerable experience from his position as a director with several other publicly traded companies involved in the energy industry. We believe Mr. Berry’s extensive industry, management and director expertise qualify him to serve on our Board and as Lead Director.

David L. Boren has been a director since March 2009. Mr. Boren serves as President of the University of Oklahoma, a position he has held since November 1994. Prior to becoming President of the University of Oklahoma, he served in the United States Senate representing Oklahoma from 1979 to 1994. During his service in the Senate he was the longest serving Chairman of the U.S. Select Committee on Intelligence. From 1975 to 1979, Mr. Boren was Governor of Oklahoma. Before being elected Governor, he served eight years in the Oklahoma House of Representatives. He engaged in the private practice of law from 1969 to 1974. He also served as a professor of Political Science at Oklahoma Baptist University from 1970 to 1974. In 1986, Mr. Boren founded the Oklahoma Foundation for Excellence, a private foundation which rewards and encourages excellence in public education. He continues to serve as its Chairman. He also serves on the board of directors of the Bloomberg Family Foundation, Inc. He received his B.A. from Yale University, his M.A. in economics from Oxford University as a Rhodes Scholar and his Juris Doctor from the University of Oklahoma. He previously served as a director of ConocoPhillips and Hiland Partners GP, LLC (the general partner of Hiland Partners, LP), Texas Instruments and AMR Corporation and currently serves as a director of Torchmark Corporation.

Mr. Boren’s experience as a member of the Oklahoma House of Representatives, as Governor of the State of Oklahoma, as a U.S. Senator, and as President of the University of Oklahoma provide him with invaluable leadership skills. Mr. Boren also has considerable experience serving as a director with many other large public companies, some of which are in the energy industry. We believe Mr. Boren’s extensive leadership skills and experience as a past and present director of numerous large public companies qualify him to serve on our Board. Mr. Boren’s current term expires as of the Annual Meeting. He has not been nominated to stand for re-election at the Annual Meeting. As a result, Mr. Boren will cease serving as a director after the Annual Meeting.

James L. Gallogly has been nominated to serve as a director and is standing for election to his initial term on the Board at the Annual Meeting. Mr. Gallogly served as Chief Executive Officer of LyondellBasell Industries N.V. (“LyondellBasell”), a premier plastics, chemicals and refining company from May 2009 to January 2015. Prior to joining LyondellBasell, he held senior management positions at ConocoPhillips, including as Executive Vice President of Worldwide Exploration and Production, and Executive Vice President of Refining, Marketing and Transportation. Prior to his service at ConocoPhillips, he was President and Chief Executive Officer of Chevron Phillips Chemical Company LLC. Mr. Gallogly has served on the board of directors of E. I. du Pont de Nemours and Company since February 2015. He also served as the Chairman of the Management Board of LyondellBasell from April 2010 to January 2015. Mr. Gallogly is a member of the University of Oklahoma Gallogly College of Engineering Board of Visitors and the University Cancer Foundation Board of Visitors at the University of Texas M.D. Anderson Cancer Center. He is also a director of the University of Colorado Foundation and Junior Achievement of Southeast Texas. Mr. Gallogly holds a Juris Doctor from the University of Oklahoma College of Law and a Bachelor of Arts in Psychology from the University of Colorado at Colorado Springs.

Mr. Gallogly brings to the Board an extensive background in the oil and gas exploration and production industry as a result of his time as an executive of ConocoPhillips. His service at ConocoPhillips allowed him to develop expertise in the upstream and downstream aspects of this industry, including experience with exploration and production, refining, petrochemicals and commodity pricing. Serving as Chief Executive Officer of LyondellBasell deepened his already extensive management and governance experience. We believe Mr. Gallogly’s extensive industry, management and director expertise qualify him to serve on our Board.

Ellis L. “Lon” McCain has been a director since February 2006 and serves as Chairman of our Compensation Committee. Mr. McCain also served as Lead Director from the 2014 Annual Meeting through the 2016 Annual Meeting. Mr. McCain served as Executive Vice President and Chief Financial Officer of Ellora Energy, Inc. (“Ellora”) from July 2009 through August 2010 when Ellora was merged into a subsidiary of Exxon Mobil Corporation. Prior to Ellora, Mr. McCain was Vice President, Treasurer, and Chief Financial Officer of Westport Resources Corporation (“Westport”), a publicly traded exploration and production company, from 2001 until the sale of Westport to Kerr McGee Corporation and his retirement from Westport in 2004. From 1992 until joining Westport in 2001, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman & Co., Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation, and Ceres Capital. He was an Adjunct Professor of Finance at the University of Denver from 1982 through 2005. Mr. McCain currently serves on the board of directors of Contango Oil & Gas Company (Mr. McCain served on the board of directors of Crimson Exploration, Inc. until its merger into Contango Oil & Gas Company in October 2013), a domestic exploration and production company traded on the NYSE, and Cheniere Energy Partners, GP, LLC, the general partner of Cheniere Energy Partners, L.P., a publicly traded partnership. Mr. McCain received a B.A. in business administration and an M.B.A. with a major in finance from the University of Denver.

Mr. McCain brings extensive business, financial and management expertise to the Company from his background as Chief Financial Officer of Ellora and Westport and from his tenure as an investment banker specializing in the oil and gas industry. Mr. McCain also brings considerable experience from his position as a director with several other energy companies. We believe Mr. McCain’s extensive business, financial, management and director expertise qualify him to serve on our Board and as Chairman of our Compensation Committee.

John T. McNabb, II has been a director since May 2010 and currently serves as Chairman of our Nominating/ Corporate Governance Committee. He was appointed as lead director on November 2, 2011 and served in that capacity through the 2013 Annual Meeting. Mr. McNabb served as Chairman and Chief Executive Officer of Willbros, an international energy engineering and construction firm, from October 2014 through November 2015 and previously served as the Executive Chairman of the Board of Willbros from August 2014 to October 2014. Mr. McNabb serves as Senior Advisor of Duff & Phelps Corporation (“Duff & Phelps”), a global independent provider of financial advisory and investment services, a position he held from November 2014 to present. Mr. McNabb was Vice Chairman of Corporate Finance of Duff & Phelps from June 2014 through October 2014 and Vice Chairman of Investment Banking of Duff & Phelps from July 2011 to June 2014. He was Founder and Chairman of the board of directors of Growth Capital Partners, L.P., a merchant banking firm that provided financial advisory services to middle market companies throughout the United States. He served in this position from 1992 through June 2011.

He was formerly a Managing Director of Bankers Trust New York Corporation (“Bankers Trust”) and a board member of BT Southwest Inc., a wholly-owned subsidiary of Bankers Trust. Mr. McNabb went to Bankers Trust from The Prudential Insurance-Company of America where he had a six year career, commencing in 1984, in positions with Prudential-Bache Securities, The Prudential Corporate Finance Group and Prudential Capital Corporation, a merchant banking affiliate of The Prudential. He started his career with Mobil Oil Corporation in its exploration and production division. Mr. McNabb holds B.A. and M.B.A. degrees from Duke University. Mr. McNabb has served on the board of directors of eight public companies, including Cypress Energy Partners, L.P., where he serves on the Audit Committee and is Chairman of the Conflicts Committee, Willbros, from 2006 to 2016, where he served as Chairman of the Board and on the Audit, Finance and Executive Committees, and Hiland Partners, GP, LLC, from 2006 to 2009, where he served as Chairman of the Conflicts Committee and as a member of the Compensation Committee.

Mr. McNabb’s extensive banking and investment company experience and his direct participation in the oil and gas production and service segments, including his service as Chief Executive Officer of Willbros, make him well suited to serve on our Board. Mr. McNabb’s leadership skills as Founder and Chairman of the board of directors of Growth Capital Partners, L.P. and his public company experience as an audit and compensation committee member also make him well qualified to serve on our Board. We believe this experience qualifies him to serve on our Board and as the Chairman of our Nominating/Corporate Governance Committee.

Mark E. Monroe has served as a director since November 2001, serves as Chairman of our Audit Committee, and as Lead Director effective after the Annual Meeting. Mr. Monroe was our President and Chief Operating Officer from October 2005 until October 31, 2008. He was Chief Executive Officer and President of Louis Dreyfus Natural Gas Corp. prior to its merger with Dominion Resources, Inc. in October 2001. After the merger, Mr. Monroe was a consultant and served as a member of the board of directors of Unit Corporation, a NYSE publicly traded onshore drilling and oil and gas exploration and production company from October 2003 through October 2005. He currently serves on the board of directors of the Oklahoma Independent Petroleum Association. He served on the board of directors of Rose Rock Midstream GP, LLC, the general partner of Rose Rock Midstream, L.P., from December 2011 to April 1, 2016. He has served as Chairman of the Oklahoma Independent Petroleum Association, served on the Domestic Petroleum Council and the National Petroleum Council, and on the boards of directors of the Independent Petroleum Association of America, the Oklahoma Energy Explorers, and the Petroleum Club of Oklahoma City. Mr. Monroe is a Certified Public Accountant and received his B.A. in business administration from the University of Texas at Austin.

Mr. Monroe’s extensive executive and financial experience from his service in positions as Chief Executive Officer, President and Chief Financial Officer at various public oil and gas companies and his background as a Certified Public Accountant qualify him to serve on our Board, as Chairman of our Audit Committee, and as Lead Director after the Annual Meeting.

Corporate Governance Matters

We are a “controlled company” within the meaning of the listing standards of the NYSE because a limited liability company owned by our Chairman and Chief Executive Officer, Harold G. Hamm, and members of his family own more than 50% of our outstanding shares of Common Stock. Consequently, we are not required to comply with certain NYSE listed company requirements, such as the requirement to have a majority of independent directors on our Board, or the requirement to have compensation and nominating committees comprised entirely of independent directors. However, we are required to have an independent Audit Committee, and we have voluntarily established a Compensation Committee comprised entirely of independent directors and a Nominating/Corporate Governance Committee. The Board uses the independence standards of the NYSE corporate governance rules generally applicable to directors for determining whether directors are independent. A copy of those standards is attached as Annex A. The Board additionally follows applicable rules of the Securities and Exchange Commission (“SEC”) in determining independence for committee members. The Board has determined Messrs. Berry, Boren, Gallogly, McCain, McNabb and Monroe have no relationship with the Company other than as a director and shareholder and are independent under the NYSE and SEC rules for purposes of service on the Board and its committees. Members of each committee are elected annually by the Board and serve for one year terms, until their successors are elected and qualified or until their earlier resignation or removal.

The Board held six meetings and acted by unanimous consent one time during the year ended December 31, 2016. Directors are expected to attend all meetings of the Board and the committees on which they serve. To be re-nominated, directors must have attended at least 75% of the Board and committee meetings during their term, and all directors did so during 2016. All directors attended the 2016 Annual Meeting of Shareholders and all directors plan to attend the 2017 Annual Meeting. Under our Corporate Governance Guidelines, attendance at the Annual Meeting is listed as an indicator to be considered when evaluating whether a director is devoting sufficient time to his or her responsibilities.

 Board Leadership Structure.   Harold G. Hamm serves as the Company’s Chairman and Chief Executive Officer. Additionally, through Harold Hamm Family LLC (the “Family LLC”), a limited liability company owned by Harold G. Hamm, members of his family and trusts established for their benefit and for which Mr. Hamm serves as manager, Mr. Hamm exercises voting and dispositive power over approximately 75.42% of our outstanding shares of Common Stock as of March 23, 2017. The Board believes this leadership structure is appropriate because of the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, Mr. Hamm’s role in founding the Company, and Mr. Hamm’s ongoing control of a significant financial interest in the Company through the Family LLC.

 Lead Director.    The Board has appointed Mr. Berry to serve as lead director with the following responsibilities similar to those typically performed by an independent Chairman: (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) acts as a key liaison between the Chairman and Chief Executive Officer and the independent directors; (iii) provides input into the materials to be delivered to the directors in advance of each Board meeting; (iv) provides feedback regarding the quality, quantity, and timeliness of those materials; and (v) communicates Board member feedback to the Chairman and Chief Executive Officer. Mr. Berry is expected to continue serving as lead director through the 2017 Annual Meeting. At the February 2017 Board meeting, Mr. Monroe was appointed to replace Mr. Berry as lead director, effective immediately following the Annual Meeting for a period extending through the 2018 Annual Meeting.

 Risk Oversight.   The Board is responsible for overseeing our Company’s management of risk. The Board strives to effectively oversee our enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our Company for the benefit of our shareholders. The Board understands its focus on effective risk oversight is critical to setting our company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our Company’s risk philosophy by having regular discussions with management to establish a mutual understanding of our Company’s overall appetite for risk. The Board maintains an active dialogue with management, including the Chief Executive Officer, Chief Financial Officer, and Chief Risk Officer, about existing risk management processes and how management identifies, assesses and manages our most significant risk exposures, including commodity price risk, liquidity risk, reputational risk, operational risk, safety risk, cybersecurity risk, compliance risk and legal risk. The Board appointed Eric S. Eissenstat effective May 2014 as Chief Risk Officer to further enhance the Company’s enterprise risk management. Mr. Eissenstat is primarily responsible for instituting risk management practices that are consistent with our overall business strategy and risk profile. The Board expects, and receives, regular updates from Mr. Eissenstat and other members of our management team about our most significant risks so as to enable it to evaluate whether management is responding appropriately. For example, senior management attends Board meetings and is available to address any questions or concerns raised by our Board on risk management-related and any other matters. In addition, our Board receives presentations from senior management on strategic matters.

The Board also relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. The Audit Committee considers risks related to financial reporting including overseeing our internal controls and interacting with our independent public accounting firm at least quarterly. The Compensation Committee oversees our compensation practices to ensure they do not encourage unnecessary and excessive risk taking by management. The Nominating/Governance Committee oversees risks relating to our corporate governance and compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of the Board’s committees reports regularly to the Board on risk-related matters within its responsibilities.

 Board Committees.   Our Board has three standing committees: (i) an Audit Committee; (ii) a Compensation Committee; and (iii) a Nominating/ Corporate Governance Committee. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies and are available on our website, www.CLR.com. The Finance Committee was dissolved by the Board in October 2016. The Board determined the functions performed by this committee could be adequately carried out by the Board.

The tables below provide information regarding the current composition of each standing committee of our Board, the significant responsibilities of each committee as set forth in their respective charters and the number of times each committee met or acted by written consent in 2016:

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2016	Written Consents in 2016

Audit Mark E. Monroe, Chairman† Lon McCain† William B. Berry*	The Audit Committee is appointed by our Board to perform an oversight function. Pursuant to its Charter, the responsibilities of the Audit Committee are:	7	0
	select and oversee our relationship with our independent registered public accounting firm;
	review with our independent registered public accounting firm the scope and results of our annual audit and any other reviews conducted by such firm;
	discuss our earnings releases and guidance with financial management;
	review our financial statements and reports including Forms 10-K and Forms 10-Q as well as any major issues regarding accounting principles;
	review significant financial reporting issues and practices;
	monitor internal control policies and practices;
	establish procedures for receipt, consideration, and treatment of issues raised regarding accounting, internal accounting control or auditing matters;
	review our major financial risk exposures;
	review proposals of related party transactions;
	review and approve internal audit plan and budget;
	approve decisions regarding appointment and removal of chief audit executive; and
	review the effectiveness and performance of our internal audit function.

†	The Board has determined this individual is an Audit Committee Financial Expert.
*	If Mr. Gallogly is elected, it is anticipated he will replace Mr. Berry on the Audit Committee, effective immediately following the Annual Meeting. The Board has determined that Mr. Gallogly qualifies as an Audit Committee Financial Expert.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2016	Written Consents in 2016

Compensation** Lon McCain, Chairman William B. Berry John T. McNabb, II

Pursuant to its Charter, the responsibilities of the Compensation Committee are as follows:

     review our compensation philosophy and how our pay programs align with that philosophy;

     review whether risks from our compensation policies and practices are reasonably likely to have a material adverse effect;

     review and make recommendations in connection with “say on pay” votes and the frequency with which we conduct such votes;

     review and administer all compensation plans and provide oversight in connection with grants and awards under such plans;

     oversee the terms of any employment contract or change of control agreement applicable to our officers;

     oversee the drafting of the Compensation Discussion and Analysis portion of our proxy statement;

     oversee awards of stock or other equity compensation to employees;

     review and approve the individual elements of the total compensation of senior executives, including the Chief Executive Officer;

     review and make recommendations to the Board with respect to director compensation; and

     oversee our share ownership guidelines applicable to non-employee directors and senior executives, including the Chief Executive Officer.

		5	3

**	If Mr. Gallogly is elected, it is anticipated he will join the Compensation Committee effective immediately following the Annual Meeting.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2016	Written Consents in 2016

Nominating / Corporate Governance John T. McNabb, II, Chairman David L. Boren*** Harold G. Hamm Mark E. Monroe

Pursuant to its Charter, the responsibilities of the Nominating/Corporate Governance Committee are as follows:

     identify individuals qualified to become Board members, recommend those qualified members to the Board, and recommend the director nominees to the Board for each annual meeting of the Company’s shareholders or to fill vacancies on the Board;

     recommend nominees to the Board for each committee of the Board and review committee member qualifications;

     make recommendations to the Board regarding the composition and size of the Board;

     develop and make recommendations to the Board in connection with the director nomination process and other corporate governance matters;

     assess the independence of directors and director nominees;

     develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company;

     lead the Board in its annual review of the Board’s performance;

     provide risk oversight with respect to the areas of responsibility of the Nominating/Corporate Governance Committee set forth in its Charter;

     review succession plans relating to our Chief Executive Officer and the other executive officer positions;

     oversee director continuing education and the orientation program for new directors;

     oversee our legislative affairs activities and any political action committees; and

     oversee communications between management and shareholders of the Company relating to corporate governance.

		4	0

***	If re-elected, Mr. Berry is expected to replace Mr. Boren on the Nominating/Corporate Governance Committee when Mr. Boren’s term expires.

Additional Information Regarding the Audit Committee. Pursuant to its Charter, the Audit Committee has the authority to retain outside counsel or other experts to advise the Committee in connection with the exercise of its powers and responsibilities. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee meets at least quarterly with our senior management, our manager of internal auditing and our independent auditors to discuss any matters the Audit Committee or any of these individuals or groups believe should be discussed in private. The Audit Committee makes regular reports to the Board.

In 2016, the Audit Committee discussed the financial information contained in each quarterly and annual SEC filing with the Chief Financial Officer and independent auditors prior to public release.

Additional Information Regarding the Compensation Committee. The role the Compensation Committee plays in establishing our executive officer compensation is further described below in “Executive Compensation and Other Information—Compensation Discussion and Analysis.” The Compensation Committee has the authority to retain or terminate consultants, including the authority to approve the consultants’ fees and other retention terms. In 2016, the Compensation Committee employed Longnecker & Associates (“Longnecker”), whose engagement is described in the Compensation Discussion and Analysis section herein.

Corporate Governance Guidelines and Communications with the Board

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in accordance with the rules of the NYSE. We last amended our Corporate Governance Guidelines in March 2017 and our Code of Business Conduct and Ethics (formerly titled Code of Ethics) in September 2014. The Code of Business Conduct and Ethics is applicable to all employees and directors, including our principal executive, financial, and accounting officers. In addition, each of the standing committees of the Board has a charter which has been approved by the Board. Copies of the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and committee charters are available at our website, www.CLR.com, and a printed copy of any of these documents will be made available to any shareholder requesting one from our Secretary.

Our Corporate Governance Guidelines require the non-management directors to meet in regularly scheduled executive sessions. Mr. Berry has been selected by the Board to serve as lead director through the 2017 Annual Meeting and, acting in that capacity, he presided over 4 executive sessions in 2016. At the February 2017 Board meeting, Mr. Monroe was appointed to replace Mr. Berry as lead director, effective immediately following the Annual Meeting for a period extending through the 2018 Annual Meeting.

Any shareholder or interested party desiring to communicate or express concerns to us, directors generally, non-management directors or an individual director only may do so by submission in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102, with information sufficient to identify the person submitting the communication or concern, including the name, address, telephone number, and an e-mail address (if applicable), together with information indicating the relationship of such person to us. Our Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate person(s) for potential action or response. We will verify the authenticity of any communication or concern before submission. We are not obligated to investigate or submit any anonymous submissions from persons who are not our employees.

Although we are a “controlled company” under the listing standards of the NYSE, the Board has voluntarily established a Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates. While the Nominating/Corporate Governance Committee has no minimum qualifications for candidates, the Committee generally reviews and evaluates both incumbent and potential new directors to achieve diversity of skills and experience among our directors, based on the following criteria set forth in our Corporate Governance Guidelines:

commitment and background to represent shareholder interests;

moral character and integrity;

ability to apply sound business judgment;

independence and freedom from conflicts of interest;

ability to devote time necessary to understand the Company and carry out the duties of a director, including attendance at meetings and consultation on Company matters;

ability to function as a team member and communicate effectively;

professional and personal accomplishments;

understanding of strategic issues;

ability to understand financial matters and read financial statements;

oil and gas exploration and energy experience; and

experience with risk assessment.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender or national origin. The process used by the Nominating/Corporate Governance Committee for identifying and evaluating nominees for the Board consists of reviewing qualifications of candidates suggested by management, other Board members, shareholders, or other sources. In evaluating nominees, the Nominating/Corporate Governance Committee considers whether it has been successful in achieving the desired diversity of skills and experience based on the then current composition of the Board. The Nominating/Corporate Governance Committee will consider recommendations for nomination as a Board member by any shareholder of the Company who is a shareholder of record at the time of giving notice to the Company as provided in the Company bylaws (the “Bylaws”), is entitled to vote on the election of directors at the meeting, and complies with the notice procedures set forth in our Bylaws. Such nominations shall be made pursuant to timely notice in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102.

To be timely, a shareholder’s notice shall be delivered to or mailed and received at our principal executive office (i) with respect to an election of directors to be held at the annual meeting of the shareholders of the Company, not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company; provided, however, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and (ii) with respect to a special meeting of shareholders called for the purpose of electing one or more directors to the Board, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder.

There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from shareholders. All nominees, regardless of source, will be evaluated by the Nominating/Corporate Governance Committee in the same manner and using the same criteria as is used for nominees recommended by the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Berry, McCain and McNabb and there were no changes to the composition of the Committee during 2016. During 2016, there were no interlocking relationships as defined by the SEC.

Certain Relationships and Related

Party Transactions

Policies and Procedures

Our Audit Committee Charter provides the Audit Committee shall review all related party transactions (as defined below) and recommend approval or disapproval to the Board of any such transaction.

The Charter defines a “related party transaction” as a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 annually and (c) a related person (as defined below) has or will have a direct or indirect material interest. A “related person” is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (b) a person known to beneficially own 5% or more of any class of our voting securities, (c) an immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or greater than 5% beneficial owner), and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or greater than 5% beneficial owner. The Audit Committee considers the adequacy of disclosure and fairness to us of the matters considered.

The Audit Committee adopted a written policy which includes factors for committee members to consider in exercising their business judgment including (a) terms of the transaction with the related party, (b) availability of comparable products or services from unrelated third parties, (c) terms available from unrelated third parties and (d) the benefits to us. The Audit Committee recommends for approval only those related party transactions that are, in its business judgment, in our best interests and on terms no less favorable to us than we could have achieved with an unaffiliated party.

Transactions

In 2016, we participated in the related party transactions described below. Based upon the review and recommendations of our Audit Committee, or of our Board or the other committee thereof in the case of the transactions described in the following sentence, we believe the transactions described below are in our best interests and are on terms no less favorable to us than we could have achieved with an unaffiliated party. Our Audit Committee reviewed and recommended each of the transactions described below except that a Special Committee of the Board reviewed and recommended the registration rights agreement described below under “Registration Rights Agreements—Wheatland Transaction Registration Rights Agreement”; and the full Board reviewed and recommended the registration rights agreement described below under “Registration Rights Agreements—Initial Public Offering Registration Rights Agreement.”

Oilfield Services

During the year ended December 31, 2016, we paid United Drilling Company (“United”) approximately $77,000 for demobilization of United Rig #21, a portion of which was billed to other interest owners. United did not drill any new wells for us in 2016. Mr. Hamm owns 100% of the common stock of United. At December 31, 2016, nothing was due to or from United.

Royalty and Common Ownership

In 2016, we received approximately $263,000 from the Harold G. Hamm Trust (the “Hamm Revocable Trust”), a trust of which Harold G. Hamm, our Chief Executive Officer and Chairman of the Board, is the trustee and sole beneficiary, for billings on interests owned in various oil and gas wells which we operate. We also disbursed to the Hamm Revocable Trust approximately $392,000 in 2016 for the Hamm Revocable Trust’s share of oil and gas sales attributed to these interests which were received from the purchasers of production. At December 31, 2016, approximately $79,000 was due from the Hamm Revocable Trust and approximately $42,000 was due to the Hamm Revocable Trust.

Aircraft Related Matters

From time to time, we allow Transwestern Transports, LLC (“Transwestern”), an entity owned by Mr. Hamm, to use our corporate aircraft and crews and have used the aircraft of Transwestern in order to facilitate efficient transportation of personnel. The rates charged vary by type of aircraft used. In 2016, we received approximately $7,000 from Transwestern for use of our corporate crews and reimbursement of expenses and were owed approximately $3,000 at December 31, 2016 from Transwestern. In 2016, we paid Transwestern approximately $15,000 for use of its aircraft and reimbursement of expenses and owed approximately $97,000 to Transwestern at December 31, 2016. Additionally, in February of 2016, the Company acquired a prepaid repair balance from Transwestern, to be used for the maintenance and upgrade of the Company’s Cessna aircraft. The balance was acquired at a 10% discount from face value for an aggregate amount of $180,000.

Registration Rights Agreements

Initial Public Offering Registration Rights Agreement. In connection with the closing of our initial public offering in May 2007, we entered into a registration rights agreement with the Hamm Revocable Trust and the two irrevocable trusts established for the benefit of Mr. Hamm’s children pursuant to which we granted to the trusts certain demand and “piggyback” registration rights. The Hamm Revocable Trust and the two irrevocable trusts mentioned in the prior sentence transferred the securities subject to this registration rights agreement to the Family LLC in September 2015 (the “September Transfer”). As a result, the rights of the Hamm Revocable Trust and the two irrevocable trusts under this registration rights agreement may be assigned to the Family LLC at the direction of the entities involved in the September Transfer. Under the registration rights agreement, each holder of securities covered by the registration rights agreement has the one time right to require us to file a registration statement for the public sale of all or part of the shares of Common Stock owned by it at any time if at least six months have passed since the last demand registration statement. In connection with a demand by any such holder, the non-demanding parties have the right to participate in such registration process. However, in the event securities are to be sold in an underwritten offering pursuant to such demand registration statement and the managing underwriter thereof advises the participants the amount of securities to be offered thereby should be limited, such limitation shall be satisfied first from the securities allocated to participants other than the demanding party.

If we sell any shares of our Common Stock in a registered underwritten offering, each holder of securities covered by the registration rights agreement has the right to include its shares in that offering. The underwriters of any such offering have the right to limit the number of shares to be included in such sale. We will pay all expenses relating to any demand or piggyback registration, except for underwriters’ or brokers’ commissions or discounts. The securities covered by the registration rights agreement will no longer be registrable under the registration rights agreement if they have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act of 1933, as amended.

Wheatland Transaction Registration Rights Agreement. In March 2012, the Company entered into a Reorganization and Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Wheatland Oil Inc. (“Wheatland”) and the shareholders of Wheatland. Wheatland is owned 75% by the Hamm Revocable Trust and 25% by the Company’s Vice Chairman of Strategic Growth Initiatives, Jeffrey B. Hume.

Pursuant to the Purchase and Sale Agreement, we entered into a registration rights agreement granting the Hamm Revocable Trust and Mr. Hume registration rights for the shares of Common Stock that they received, at the direction of Wheatland, upon the closing of the acquisition (the “Registrable Securities”). The Hamm Revocable Trust transferred the Registrable Securities held by it to the Family LLC as part of the September Transfer. As a result, the rights of the Hamm Revocable Trust under this registration rights agreement may be assigned to the Family LLC at the direction of the Hamm Revocable Trust and Family LLC. Under the registration rights agreement, each holder of Registrable Securities has demand and “piggyback” registration rights. The demand rights enable each of the holders of Registrable Securities to require us to register their respective shares of Registrable Securities with the SEC at any time, subject to certain limited exceptions, including the requirement that the aggregate proceeds from the demand registration exceed $40 million (net of underwriting discounts and commissions) and the Company is not required to effect more than four demand registrations in any three year period. The piggyback rights allow each of the holders of Registrable Securities to register their Registrable Securities along with any shares we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.

Non-Employee Director Compensation

General

The Compensation Committee reviews annually the total compensation paid to our non-employee directors. The purpose of the review is to ensure the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service. This review includes consideration of qualitative and quantitative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (a) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (b) the risks associated with serving on the Board; and (c) the compensation paid to directors at a peer group of companies as reported by the Compensation Committee’s compensation consultant.

2016 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation of non-employee directors for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
William B. Berry	$101,974	$360,208	$462,182
David L. Boren	71,133	360,208	431,341
Lon McCain	112,534	360,208	472,742
John T. McNabb, II	98,383	360,208	458,591
Mark E. Monroe	105,633	360,208	465,841

(1)	The amounts in this column represent the aggregate grant date fair value for grants in fiscal year 2016 computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the estimate of potential forfeitures. See “Equity-Based Compensation” below. A discussion of the grant date fair value calculation can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.
(2)	The following restricted stock awards were outstanding as of December 31, 2016: Mr. Berry, 18,214 shares; Mr. Boren, 18,214 shares; Mr. McCain, 18,214 shares; Mr. McNabb, 18,214 shares; and Mr. Monroe, 18,214 shares.

Directors who are also full-time employees receive no compensation for serving as directors. We reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services as directors in accordance with our general expense reimbursement policies. Non-employee directors may participate in our medical and dental benefit programs, which are available to all full-time employees, as well as the Company’s non-qualified deferred compensation program (“DCP”).

2016 Retainers / Fees

Prior to July 1, 2016 (the effective date of our new retainer structure approved on May 19, 2016), our 2016 cash compensation for non-employee directors consisted of a base annual retainer in the amount of $50,000 and the payment of $1,500 for each in-person Board or committee meeting and $1,000 for each Board or committee telephonic meeting or written consent provided. During this time, the chair of the Audit Committee was paid an annual retainer of $20,000; the chair of the Compensation Committee was paid an annual retainer of $15,000; and the chair of the Nominating/ Corporate Governance Committee was paid an annual retainer of $10,000. Also, during this time, the chair of the Finance Committee was Mr. Hamm, and there was no retainer associated with this position. Committee members other than the chair of committees were paid an annual retainer. During the period prior to July 1, 2016, the annual retainer was $9,000 for Audit Committee members, $5,500 for Compensation Committee members, $5,000 for Nominating/Corporate Governance Committee members (except for Mr. Hamm), and $5,000 for Finance Committee members (except for Mr. Hamm).

Effective July 1, 2016, cash compensation for our non-employee directors was changed to eliminate separate fees paid in connection with in-person or telephonic Board and committee meetings and written consents. These changes were made at the recommendation of Longnecker and were intended to better align the directors’ compensation with the practices followed by the E27 Survey Group (defined below). The new fee structure is not expected to result in any significant increase in the amount of fees received by our non-employee directors. Under this change, the amount of the base annual retainer and the amounts of the annual retainers paid in connection with service as the chair or a member of a Board committee (with the exception of the retainer paid to the chair of the Compensation Committee) were adjusted. On July 1, 2016 the amount of the base annual retainer was changed to $60,500. At this time, the amount of the annual retainer paid to the chair of the Audit Committee was changed to $25,000; the amount of the annual retainer paid to the chair of the Compensation Committee remained at $15,000; and the amount of the annual retainer paid to the chair of the Nominating/Corporate Governance Committee was changed to $16,000. No annual retainer was authorized for the chair of the Finance Committee for the reasons described in the preceding paragraph. At July 1, 2016, the amounts of the annual retainer paid to the committee members other than chairs, were changed. The annual retainer for Audit Committee members was changed to $21,875; the annual retainer for Compensation Committee members was changed to $11,765; the annual retainer for Nominating/Corporate Governance Committee members (except for Mr. Hamm) was changed to $10,765; and the annual retainer for members of the Finance Committee (except for Mr. Hamm) was changed to $10,000. The retainer structure described in this paragraph remains in effect except that fees are no longer being paid to members of the Finance Committee, since this committee was dissolved in October 2016.

Any applicable annual retainer was paid quarterly on a pro-rata basis and the amounts appearing in the table above reflect the retainer rate applicable to the quarter in which it was paid. Finance Committee members received the full retainer amount for fourth quarter 2016. None of the non-employee directors elected to participate in the DCP during 2016.

Prior to July 1, 2016, the annual retainer for the position of Lead Director was $10,000. Effective July 1, 2016, the amount of the annual retainer was changed to $12,000 and this rate remains in effect as of the date of this filing.

Equity-Based Compensation

In addition to cash compensation, we awarded and intend to continue to award restricted Common Stock to each of our non-employee directors. On May 19, 2016, each of our non-employee directors was granted 8,792 shares of restricted Common Stock which vest on May 15, 2019. Our general practice has been to grant to each non-employee director shares of restricted stock annually, with such shares vesting three years after the date of grant. The actual amount and timing of any future award may be impacted by the value of our stock at that time and other relevant factors. Through the grant of such equity-based compensation, we are able to tie a portion of our non-employee directors’ compensation to the performance of our Common Stock.

We have adopted a Common Stock ownership requirement for non-employee directors. Each non-employee director is required to own shares of our Common Stock with a market value equal to at least three times the base annual retainer. In addition, we have a policy which prohibits certain employees and directors from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing, or from engaging in certain transactions which may hedge the value of our securities held by them.

Until the stock ownership guideline is achieved, each non-employee director is required to retain 100% of the shares received as a result of restricted shares granted under our 2005 Long-Term Incentive Plan (the “2005 Plan”) and/or 2013 Long-Term Incentive Plan (the “2013 Plan”). The stock ownership calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the non-employee director’s base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation. The Compensation Committee reviewed the non-employee directors’ stock ownership and determined as of December 31, 2016, each non-employee director was in compliance with the stock ownership guidelines.

Executive Compensation and Other

Information

Executive Officers

Our current executive officers are named below:

Name	Age	Position
Harold G. Hamm	71	Chairman of the Board and Chief Executive Officer
Jack H. Stark	62	President and Chief Operating Officer
Jeffrey B. Hume	65	Vice-Chairman, Strategic Growth Initiatives
John D. Hart	49	Senior Vice President, Chief Financial Officer and Treasurer
Steven K. Owen	61	Senior Vice President, Land
Eric S. Eissenstat	59	Senior Vice President, General Counsel, Chief Risk Officer and Secretary
Gary E. Gould	52	Senior Vice President, Production and Resource Development
Glen Brown	60	Senior Vice President, Exploration
Pat Bent	61	Senior Vice President, Drilling
Ramiro Rangel	60	Senior Vice President, Marketing

The information appearing in the table above is as of March 23, 2017.

For a description of the business background and other information concerning Mr. Hamm see “Proposal 1: Election of Directors—General” above.

Jack H. Stark	has served as our President and Chief Operating Officer since September 2014. Prior to his appointment as President and Chief Operating Officer, Mr. Stark served as our Senior Vice President of Exploration from May 1998 to September 2014. He joined the Company in June 1992 as Vice President of Exploration and served on the Board from May 1998 until his term expired in May 2008. Prior to joining us, Mr. Stark was Exploration Manager for the Western Mid-Continent Region for Pacific Enterprises from 1988 to 1992 and he held various staff and middle management positions with Cities Service Company, Texas Oil and Gas and Western Nuclear from 1978 to 1988. Mr. Stark holds a Master of Science in Geology from Colorado State University and is a member of the American Association of Petroleum Geologists, Oklahoma Independent Petroleum Association, Rocky Mountain Association of Geologists, Houston Geological Society and the Oklahoma City Geological Society.

Jeffrey B. Hume	became our Vice Chairman of Strategic Growth Initiatives in June 2012. He previously served as our President beginning on November 3, 2009. From November 2008 to June 2012, Mr. Hume also served as our Chief Operating Officer after serving as our Senior Vice President of Operations since November 2006. He was previously appointed as Senior Vice President of Resource and Business Development in October 2005, Senior Vice President of Resource Development in July 2002, and served as Vice President of Drilling Operations from 1996 to 2002. Prior to joining us in May 1983 as Vice President of Engineering and Operations, Mr. Hume held various engineering positions with Sun Oil Company, Monsanto Company, and FCD Oil Corporation. Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, Oklahoma Independent Petroleum Association, and the Oklahoma and National Professional Engineering Societies. Mr. Hume graduated from Oklahoma State University with a Bachelor of Science in Petroleum Engineering Technology.

John D. Hart	joined us as Vice President, Chief Financial Officer and Treasurer in November 2005. He was promoted to Senior Vice

President in May 2009. Prior to joining us, he was a Senior Audit Manager with Ernst & Young LLP. Mr. Hart was employed by Ernst & Young LLP from April 1998 to November 2005 and by Arthur Andersen LLP from December 1991 to April 1998, working with numerous public companies in a wide variety of securities and exchange matters and capital markets activities. He is a member of the American

Institute of Certified Public Accountants and the Oklahoma Independent Petroleum Association. Mr. Hart serves on the executive board of the Greater Oklahoma City Chamber of Commerce, and the boards of directors of the Petroleum Club of Oklahoma City and the Myriad Gardens Foundation. Mr. Hart is a Certified Public Accountant and received a Bachelor of Science in Accounting and Finance and a Master’s of Science in Accounting from Oklahoma State University.

Steven K. Owen	joined us as Senior Vice President, Land in September 2010. He came with three decades of experience in land management, including exploration, exploitation, acquisition and maintenance of oil and gas assets. He has worked extensively in many oil and gas plays across the United States. Prior to joining the Company, Mr. Owen served as Land Manager for Pioneer Natural Resources USA, Inc. from 1987 to 2010 where he managed the Permian Basin and Mid-Continent Divisions. He is a member of the American Association of Petroleum Landmen. Mr. Owen earned his Bachelor of Arts from Emporia State University in Kansas with concentrations in Business Law, Oil and Gas Law and Biology.

Eric S. Eissenstat	joined us as Senior Vice President and Chief Legal Officer in December 2010. In August 2011, his title was changed to Senior Vice President, General Counsel and Secretary and in May 2014 his role was expanded to include the position of Chief Risk Officer. He joined the Company with 27 years of experience in complex business and commercial matters, oil and gas, and litigation. Prior to joining the Company, he served as director with Fellers, Snider, Blankenship, Bailey & Tippens, P.C. in Oklahoma City from 1983 to 2010. Mr. Eissenstat is a Fellow of the Litigation Counsel of America, has received numerous awards and honors for his work in the legal profession, has held leadership positions in the Oklahoma Bar Association and Oklahoma County Bar Association, and is a Member of the Oklahoma Independent Petroleum Association. Mr. Eissenstat serves on the board of directors of Leadership Oklahoma City, United Way of Central Oklahoma, YMCA of Greater Oklahoma City, and Oklahoma Lawyers for Children. Mr. Eissenstat earned his Bachelor of Science with honors in Political Science from Oklahoma State University, where he was selected as a 2016 Distinguished Alumni, and his Juris Doctor with honors from the University of Oklahoma where he was awarded Order of the Coif.

Gary E. Gould	is Senior Vice President, Production and Resource Development, a position he has held since November 2015. He previously served as Senior Vice President, Operations, from April 2015 to November 2015, and Senior Vice President of Operations and Resource Development from May 2014 to April 2015. Mr. Gould joined Continental in October 2013 and served as Vice President of Resource Development until May 2014. Mr. Gould has over 25 years of upstream oil and gas experience. Prior to joining Continental he worked for Chesapeake Energy Corporation in the operations and resources development area from 2008 to 2013, serving in positions of increasing responsibility, including: Engineering Manager—Reservoir for the Fayetteville District and the Arkoma-Ardmore District, Resource Development Manager for the Eastern Division, District Manager for the Marcellus South District, and Vice President or Director of Reservoir Technology. Previously, Mr. Gould served in various operations and engineering management roles at Kinder Morgan, ConocoPhillips, and Burlington Resources and in various technical roles with increasing responsibility at Exxon Corporation. Mr. Gould earned B.S. and M.S. degrees in Petroleum Engineering from the University of Kansas, where he recently served as Chairman of the Industry Advisory Board for the Department of Chemical and Petroleum Engineering.

Glen Brown	is Senior Vice President, Exploration, a position he has held since October 2014. Prior to assuming his current role, he served as Vice President of Geology from September 2012 to October 2014 and as Geologic Manager of New Ventures from January 2012 through September 2012. Prior to joining Continental, Mr. Brown was in private practice as President of NE, LLC from 2003 to January 2012. Prior to that he was Exploration Manager for EOG Resources Mid-Continent Division for 12 years and held various staff and middle management positions with TXO Production Corporation for 7 years. Mr. Brown holds a B.S. degree in Geology from the State University of New York in Plattsburgh followed by earning an M.S. degree in Geology from New Mexico State University in Las Cruces. Mr. Brown is Secretary of the Board of Directors of the Oklahoma Energy Explorers. He is also a member of the American Association of Petroleum Geologists, Oklahoma City Geology Society, Kansas Geology Society, and Oklahoma Independent Producers Association.

Pat Bent	is Senior Vice President, Drilling, a position he has held since November 2015. Prior to this Mr. Bent served as Vice

President, Northern Region Drilling and Completions from March 2014 to November 2015. Mr. Bent joined Continental as Vice President, Drilling and served in this capacity from August 2012 to March 2014. From 2006 until he joined Continental in August 2012, Mr. Bent served as the Manager of Implementation for ConocoPhillips’ San Juan Basin Unit in New Mexico, one of ConocoPhillips’ largest business units. Mr. Bent has more than 34 years of industry experience in petroleum engineering and operations. Mr. Bent earned his B.S. degree in Petroleum Engineering from the University of Wyoming in 1980.

Ramiro Rangel	is Senior Vice President, Marketing a position he has held since March 2016. Prior to assuming his current role, he served as Vice President, Gas Marketing from August 2015 to March 2016. Prior to joining the Company, Mr. Rangel was Senior Vice President, Gathering & Processing from April 2014 until May 2015 with Enable Midstream Partners, LP (“Enable”) and was

Vice President of Commercial Operations from October 2007 to April 2014 with Enogex LLC, Enable’s predecessor company. Mr. Rangel has more than 35 years of experience with operations, finance, strategy and other areas in the energy industry. Mr. Rangel holds a BBA in Finance, with Honors, from The University of Texas at Austin, and an MBA, with Honors, from The University of Tulsa. Mr. Rangel is on the Board of Oklahoma Energy Explorers and a member of Oklahoma Independent Producers’ Association.

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to explain the Company’s and Compensation Committee’s approach to determining the compensation program for the Company’s Chief Executive Officer, Chief Financial Officer and the other named executive officers appearing in the tables following this discussion (“NEOs”) and to discuss how the 2016 compensation package for these executives was determined. Following this discussion are tables that include compensation information for the NEOs. The NEOs for 2016 are as follows:

Harold G. Hamm, Chairman of the Board and Chief Executive Officer;

Jack H. Stark, President and Chief Operating Officer;

John D. Hart, Senior Vice President, Chief Financial Officer and Treasurer;

Gary E. Gould, Senior Vice President, Production and Resource Development; and

Glen Brown, Senior Vice President, Exploration.

Executive Summary

Company Compensation Philosophy and Components.	Because we operate in a highly competitive environment, we have designed our executive compensation program to attract, retain and motivate experienced, talented individuals. We also designed our executive compensation program to reward our executives for achieving the strategic and business objectives determined to be important to help the Company create and maintain advantage in a competitive environment.

In determining individual compensation, we consider the performance of the Company against specific operational and financial factors determined to be relevant for the period in question. We consider competitive market compensation paid by other companies comparable to us in size, geographic location and operations. We maintain and incorporate flexibility into our compensation programs and in the assessment process, which we believe is particularly important in the current commodity price environment. As such, we generally do not apply rigid formulas in determining the amount and mix of compensation elements.

In general, the Compensation Committee evaluates how the following elements (collectively, the “Primary Compensation Elements”) of our compensation program compare to similar compensation awarded by the then current compensation survey group, with the Compensation Committee considering how the elements of our compensation compare to the target percentiles indicated below:

Base salary – fixed cash component – generally targeted between the 50th and 75th percentile;

Cash bonus – short-term, variable cash component based on Company and individual performance—individual targets generally set at the 50th percentile; and

Long-term incentive equity awards – equity component with vesting periods designed to align the interests of executive and shareholders – generally set between the 50th and 75th percentile.

In light of the low commodity price environment that persisted into 2016, and following a review of the information customarily provided in connection with the compensation process, the Compensation Committee determined it was appropriate, with the exception of base salary, to use the same process in setting 2016 compensation as was followed in 2015. Salaries were not adjusted in 2016 due to the low commodity price environment. The decision to follow similar compensation processes in 2016 and 2015 was due to a desire to keep 2016 compensation levels at or below 2015 levels.

Company Performance.	Highlights of the Company’s 2016 performance include:

Using the latest enhanced completion designs, the Company set new Company early production records for wells in the Bakken, STACK and South Central Oklahoma Oil Province plays;

Year-end 2016 proved reserves increased 4% to 1.27 billion barrels of oil equivalent compared to year-end 2015, despite lower commodity prices;

Significantly expanded the extent of the overpressured oil window in our STACK play;

Full-year production expense per barrel of oil equivalent decreased by 15% compared to full-year 2015; and

At December 31, 2016, the Company’s total debt was reduced by $538 million compared to December 31, 2015, demonstrating progress made toward the Company’s goal of reducing the total amount of its debt.

A discussion of the Company’s performance with respect to the metrics used for 2016 for the Company’s annual cash bonus plan appears under the heading, “Annual Cash Bonus” below.

Compensation Actions.	The following is a summary of the material compensation decisions made by the Compensation Committee for 2016:

Base Salary – The base salaries of our NEOs were not adjusted during 2016 for the reasons described above.

Cash Bonus – For 2016, for each of the NEOs, the individual bonus target levels remained as set in 2015, for the reasons described above. The targets for 2016 are set forth in the table below.

Name	2016 Bonus Target
Harold G. Hamm	150%
Jack H. Stark	100%
John D. Hart	90%
Gary E. Gould	80%
Glen Brown	80%

Special Cash Bonus – In October 2016, the Compensation Committee and the Board approved a spot bonus of $500,000 for Mr. Hamm (the “Spot Bonus”). This one-time, discretionary bonus was awarded to Mr. Hamm in recognition of his exceptional leadership throughout the period of low commodity prices.

Long-term incentive equity awards – In February 2016, long-term incentive equity awards of restricted stock were made to each of our NEOs, with three-year cliff vesting at a level consistent with the targeted percentiles described above.

In addition, awards made to each of the NEOs also reflected the Compensation Committee’s evaluation of the performance of each of the NEOs with respect to the 2016 Performance Factors (as defined below) and other factors described below in connection with the discussion of each of the Primary Compensation Elements.

The following charts illustrate the various components of total annual compensation for our Chief Executive Officer and the other NEOs as a group, and reflect the following: (i) annual base salary paid for 2016; (ii) the cash bonus for 2016 paid in February 2017; (iii) the grant date fair value of the long-term equity incentive awards granted in 2016 (which is the value of the awards based on accounting principles on the date of grant, and not necessarily reflective of the amounts that the NEOs may receive at the time of settlement); and (iv) the other compensation for each NEO included in the Summary Compensation Table below.

Key Executive Compensation Policies and Practices.	Key executive compensation policies and practices include:

Independent compensation consultant engaged by the Compensation Committee;

No individual employment agreements;

Significant majority of compensation is restricted stock awards with vesting periods designed to align interests of executives and shareholders;

Robust stock ownership requirements – 5x of base salary for the Chief Executive Officer, Chief Operating Officer and President and 3x of base salary for the other executive officers;

Industry-relevant peer compensation data considered in establishing compensation;

Minimal perquisites; and

Hedging of Company securities by executive officers is not allowed.

Executive Compensation Philosophy

We operate in a highly competitive environment for securing trained and qualified personnel. We believe the loss of the services of our senior management could have a material adverse impact on our operations. Accordingly, we have designed our executive compensation program to attract, retain and motivate experienced, talented individuals to achieve our primary business goals, using the business strategies discussed in greater detail in our Annual Report on Form 10-K. We have also designed our executive compensation program to reward our executives for achieving the strategic and business objectives determined to be important to help the Company create and maintain advantage in a competitive environment. Specifically, the Primary Compensation Elements of our executive compensation program are designed to reward the achievement of these objectives by:

providing objective-driven compensation opportunities that incentivize executives to achieve optimal results for the Company and its shareholders;

aligning compensation with Company’s short- and long-term business objectives; and

emphasizing the use of equity-based compensation to motivate the long-term retention of executives and align their interests with those of shareholders.

We do not apply rigid formulas in determining the amount and mix of compensation elements. For 2016 cash bonuses paid in February 2017, we considered the achievement of financial and operational goals only as part of establishing the aggregate bonus pool from which bonuses may be paid to the NEOs and in connection with the determination of the Company multiplier described below in the discussion of the annual cash bonus. However, in connection with establishing the size of the aggregate bonus pool and determining the Company multiplier, downward discretion was exercised by the Compensation Committee, due to the then current commodity price environment and the Company’s performance in connection with its goal of operating in a cash neutral manner. During 2016, in determining individual compensation, we considered the performance of the Company against the following specific operational and financial factors: production growth, net cash provided by operating activities, proved developed finding and development cost per barrel of oil equivalent, safety performance, production costs, operating income, return on equity, and operating in a cash neutral manner (the “2016 Performance Factors”). We consider competitive market compensation paid by other companies comparable to us in size, geographic location and operations, but do not exclusively rely on such data to determine compensation for the NEOs. We maintain and incorporate flexibility into our compensation programs and the assessment process. This approach allows us to respond and adjust to an evolving business environment and account for individual performance, which we believe is particularly important in the current dynamic commodity price environment. The total compensation of the Chief Executive Officer, which is significantly higher than our other NEOs, is commensurate with his role in the founding and development of the Company as well as the future success of the Company.

Compensation Setting Process

Role of Compensation Committee.	The Compensation Committee is responsible for overseeing and administering all aspects of our benefit, compensation plans, and programs for our executive officers. The Compensation Committee annually reviews and determines the individual elements of total compensation of the NEOs who appear in the compensation tables of this Proxy Statement as well as our other executive officers. Because our compensation programs are relatively simple, and we do not have complex equity plans or significant change in control or severance obligations, the Compensation Committee does not use tally sheets in analyzing the compensation of our NEOs, but does review each element of compensation as described in this Proxy Statement in evaluating and approving the total compensation of each of our NEOs. When making awards with respect to each element of our compensation program, the Compensation Committee considers how the award of that particular element will impact the overall compensation package awarded to each NEO. As a result, the award made with respect to each element of our compensation program may be impacted by the awards made with respect to the other elements of our compensation program.

In general, the Compensation Committee evaluates how the Primary Compensation Elements of our compensation program compare to similar compensation awarded by the then current compensation survey group. Although the Compensation Committee’s general approach is to award each element of compensation to align as closely as possible to the percentiles indicated above, the Compensation Committee considers an individual executive officer’s performance, the external business environment, and any final compensation reflects the Compensation Committee’s discretion. The Compensation Committee believes targeting total cash (base salary and cash bonus) between the 50th and 75th percentile results in competitive cash compensation while preserving considerable upside potential in connection with cash bonus awards should Company and individual executive performance merit a higher bonus. The Committee believes targeting long-term incentive equity awards between the 50th and 75th percentile helps align overall pay with shareholder interests, by putting greater weight on an element of compensation which directly reflects the performance of the Company. Additional detail regarding the actions of the Compensation Committee with respect to each of the Primary Compensation Elements appears in the discussion of “Elements of Compensation” below.

At the 2011 Annual Meeting, shareholders approved a non-binding proposal to hold an advisory vote on the compensation of our named executive officers on a triennial basis, and the last such advisory vote was conducted at the 2014 Annual Meeting of Shareholders. The Compensation Committee views the 99% vote in favor of approving the compensation of the Company’s named executive officers received in 2014 as a validation of the Company’s approach to executive compensation and determined, subject to the modifications discussed below, it was appropriate to continue structuring the compensation of the Company’s NEOs consistent with its compensation philosophy. A non-binding advisory vote will be conducted again in connection with the Annual Meeting.

During 2016, the Compensation Committee primarily considered the individual performance of our NEOs with regard to 2016 Performance Factors in the determination of the officers’ compensation. Variations in individual awards made to each of the NEOs are impacted by the Compensation Committee’s evaluation of a given NEO’s performance with respect to such factors. In addition, the Committee considers input provided by our Chief Executive Officer and President as described under “Role of Management” below and this process also drives variation in individual awards made to each of the NEOs.

Role of Management.	Since the Family LLC which is managed by Mr. Hamm, and in which he has a substantial interest, beneficially owns a substantial majority of our outstanding shares of Common Stock and since Mr. Hamm is our Chief Executive Officer, he provides the Compensation Committee a significant amount of input regarding the compensation of our executive officers (other than himself). Initially, the Compensation Committee, as well as our Chief Executive Officer and our President, review the Longnecker report described below regarding the analysis of market compensation. Our Chief Executive Officer and our President are then responsible for making recommendations of compensation for individual executive officers of the Company, other than themselves. With respect to each of our Chief Executive Officer and our President, our President and our Chief Executive Officer, respectively and individually, make recommendations for the other executive officer’s compensation amounts. In making recommendations for executive officer compensation, our Chief Executive Officer and our President primarily rely on the Longnecker report, but also take into account other factors including, but not limited to, the following:

the overall performance of the Company;

the executive’s contribution to the overall performance of the Company;

the executive’s business responsibilities;

the executive’s compensation relative to other executives;

the executive’s current compensation arrangements; and

the executive’s contribution to enhancing the ability of the Company to generate long-term shareholder value.

Once our Chief Executive Officer and our President have made their compensation recommendations, the Compensation Committee reviews their recommendations and makes any changes it feels are appropriate to adequately meet our compensation objectives and approach on an individual basis. No adjustments were made to our Chief Executive Officer’s compensation by the Board after his compensation was set by the members of the Compensation Committee. The Board, with Mr. Hamm abstaining, unanimously affirmed the cash bonus award and other compensation set by the Compensation Committee for our Chief Executive Officer for services rendered during 2016.

Role of the Compensation Consultant.	In 2016, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker. Longnecker reports directly to the Compensation Committee. During 2016, Longnecker provided an analysis of market compensation for directors and executive officers based upon its review of compensation paid by exploration and production companies comparable to us in terms of revenues, total assets, geographic location and market capitalization. This analysis was contained in the report referred to above in the discussion appearing under the heading “Role of Management” and was used by the Compensation Committee, our Chief Executive Officer and President as described in that discussion. During 2016, Longnecker provided no services other than the director and executive officer compensation studies requested by the Compensation Committee, except for analysis of market compensation with respect to a limited number of positions on an ad hoc basis, resulting in total fees of less than $120,000.

The Compensation Committee has assessed the independence of Longnecker in accordance with standards set forth in rules established by the NYSE and promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and concluded no conflict of interest exists that would prevent Longnecker from independently representing the Compensation Committee.

Compensation Survey Group.	The Compensation Committee decided the companies that were members of the E27 Survey Group

(defined below) would be the peer group for evaluating compensation for its NEOs for 2016. The E27 Survey Group was also used for 2015. The following table lists the companies included in such peer group for 2016 at the time the analysis was completed for 2016 compensation recommendations (collectively, the “E27 Survey Group”):

2016 E27 Survey Group Companies
Anadarko Petroleum Corporation	EP Energy Corporation	Pioneer Natural Resources Company
Apache Corporation	EXCO Resources, Inc.	QEP Resources, Inc.
BHP Billiton Petroleum (Americas) Inc.	Freeport-McMoRan Oil & Gas	Range Resources Corporation
BP p.l.c.	Hess Corporation	Sabine Oil & Gas Corporation
Cabot Oil & Gas Corporation	Hilcorp Energy Company	Samson Resources Corporation
Chesapeake Energy Corporation	Hunt Oil Company	SandRidge Energy, Inc.
Cimarex Energy Co	Marathon Oil Company	SM Energy Company
ConocoPhillips Company	Murphy Oil Corporation	Southwestern Energy Company
Continental Resources, Inc.	Newfield Exploration Co.	Total E&P USA, Inc.
Devon Energy Corporation	Nexen Petroleum U.S.A. Inc.	WPX Energy, Inc.
Encana Corporation	Noble Energy, Inc.	XTO Energy Inc.
EOG Resources, Inc.	Occidental Oil & Gas Corporation

In selecting the E27 Survey Group, the Compensation Committee considered the fact that the E27 Survey Group is used as the primary market compensation comparator group for all other Company employees. At the time described in the introduction to the table above, the E27 Survey Group consisted of 35 independent, publicly traded and privately held energy exploration and production companies with a median exploration and production revenue of $2.7 billion as of year-end 2015, which is comparable to the Company’s revenue of $2.6 billion for 2015. As of April 2016, after the analysis for 2016 compensation decisions was completed, EXCO Resources, Inc., XTO Energy Inc. and Sabine Oil & Gas Corporation ceased being members of the E27 Survey Group.

For 2016, the Compensation Committee, our Chief Executive Officer and our President believed the E27 Survey Group consisted of companies with similar operational and capital investment profiles as the Company. They also believed a review of this group’s practices was appropriate since these are the companies with which the Company was competing for executive talent. Thus, the Compensation Committee, our Chief Executive Officer and President believed the E27 Survey Group provided a reasonable point of reference for comparing the compensation of the Company’s executives to others holding similar positions and having similar responsibilities.

Elements of Compensation

The table below provides a description of each of our Primary Compensation Elements as well as the respective purposes of each within the Company’s compensation philosophy and objectives.

Compensation Element	Description	Purpose and Philosophy
Base Salary	Fixed cash compensation

Provides a stable, fixed element of cash compensation.

Attract and retain executive officers by paying a wage commensurate with such officer’s experience, skills and responsibilities. It also recognizes and considers the internal value of the position within the Company, the officer’s leadership potential and demonstrated performance.

Annual Cash Bonus	Annual cash bonus related to individual contribution toward achievement of annual financial and operating results

Rewards executives for the achievement of specific annual financial, operating and strategic goals and individual performance.

Allows the Compensation Committee to evaluate both objective and subjective considerations when exercising discretion to determine final payout amounts.

Important to the Company’s ability to attract, motivate and retain the Company’s executive officers.

Long-term Incentive Equity Awards	Restricted Stock	Aligns the executive’s long-term interests with those of shareholders. Important to the Company’s ability to attract, motivate and retain the Company’s executive officers.

Role of Discretion in Determining Primary Compensation Elements.	All base salary adjustments and long-term incentive awards

for NEOs have been determined on a discretionary basis and while not directly linked to specific corporate goals or objectives, the overall performance of the Company as well as individual performance was considered in determining pay. The Compensation Committee retains discretion over all aspects of the CLR Bonus Plan (defined below) and awards made thereunder. For 2016, the Target Pool Size, Final Pool Size and Company multiplier (each term as described below) were initially determined by the Company’s performance in the areas of production growth, net cash provided by operating activities and proved developed finding and development cost per barrel of oil equivalent. The Compensation Committee exercised downward discretion in setting the Final Pool Size and Company multiplier, due to the commodity price environment that persisted through much of 2016 and the Company’s failure to operate in a cash neutral manner in the first quarter of 2016. See “Annual Cash Bonus” below for a more detailed discussion of the discretion exercised by the Compensation Committee. The individual multiplier used in the CLR Bonus Plan is based on a subjective evaluation of an individual’s performance.

Base Salary.	Base salary is intended to provide each NEO a regular source of income and compensate him for performing the responsibilities associated with his position. It also serves the purposes listed in the table above. Base salary also impacts annual cash bonus awards in that the target size of these awards is expressed as a percentage of base salary. The table below shows the salary set by the Compensation Committee applicable to each of the NEOs during 2016. For the reasons stated above, the salary adjustment that normally occurs at the February meeting did not occur in 2016, and the salaries resulting from the adjustment that occurred during 2015 remained in effect during 2016:

NEO	Salary During 2016
Harold G. Hamm	$1,175,000
Jack H. Stark	640,000
John D. Hart	530,000
Gary E. Gould	450,000
Glen Brown	440,000

In November 2015, Mr. Hamm requested his salary be reduced to the amount needed each pay period to allow him to cover the expenses associated with the benefits we have customarily made available to all employees. Mr. Hamm voluntarily made this request in response to the then current commodity price environment. In response to improving commodity prices, Mr. Hamm resumed receiving his regular salary in April 2016. In the future, we expect the base salaries of the NEOs will be reviewed on an annual basis and adjusted as necessary to remain competitive.

Annual Cash Bonus.	Our NEOs may earn annual cash bonuses as a reward for their individual contribution to the achievement of annual financial and operating results as determined by the Compensation Committee. On February 22, 2013, the Compensation Committee approved a cash bonus plan that applies to certain employees of the Company, including the Company’s executive officers (the “CLR Bonus Plan”). The CLR Bonus Plan is designed to reward the Company’s employees and executive officers for achieving annual performance and strategic goals. The CLR Bonus Plan provides for the annual payment of cash bonuses, subject to the discretion of the Compensation Committee. The individual cash bonuses paid to NEOs for 2016 were paid pursuant to the CLR Bonus Plan, with the exception of the Spot Bonus paid to Mr. Hamm. The Compensation Committee has the ability to exercise complete discretion in administering the CLR Bonus Plan, and the individual awards to our NEOs for 2016 were determined following the process described below.

Under the CLR Bonus Plan, the bonus pool is initially set based on the aggregate target bonus amount of all employees participating in the CLR Bonus Plan (referred to herein as the “Target Pool Size”). For 2016, the size of the bonus pool was initially set within a range based on the following factors: Production growth (weighted at 34%); net cash provided by operating activities (weighted at 33%); and proved developed finding and development cost per barrel of oil equivalent (weighted at 33%). With respect to the bonuses paid for 2016, the Compensation Committee evaluated the factors of the CLR Bonus Plan described above as presented by management and determined the factors and their respective weightings to be appropriate.

The Compensation Committee has complete discretion to increase, decrease or leave the size of the pool unchanged. In making the determination whether to adjust the size of the pool, the Compensation Committee considered such matters as it deemed relevant, including the Company’s performance against key strategic and other initiatives identified by the Compensation Committee in areas such as health, safety and environmental, production costs and cycle times, maintenance of financial and other ratios, budget compliance, business process improvements and achievement of cash neutral operations. The size of the bonus pool as determined by the Compensation Committee is referred to herein as the “Final Pool Size.” The ratio of the Target Pool Size to the Final Pool Size is used to determine the Company multiplier in the calculation of an individual’s bonus amount under the CLR Bonus Plan.

For 2016, production growth was negative 2%, net cash provided by operating activities was $1.1 billion, and proved developed finding and development cost per barrel of oil equivalent was $9.42. The Company’s aggregate performance in these areas was above internal expectations and resulted in an initial performance factor of 120% for the Company multiplier portion of the CLR Bonus Plan. The Compensation Committee also reviewed Company performance against the key strategic and other initiatives described in the paragraph above. Finally, the Compensation Committee gave significant consideration to the commodity price environment, its impact on the Company’s cash flows, debt levels, and the Company’s stated objective of operating in a cash neutral manner. After considering the matters described above, the Compensation Committee determined it was appropriate to exercise downward discretion and set the performance factor for the Company multiplier at 90% instead of 120%. The Compensation Committee felt this level struck the correct balance between recognizing the operational excellence achieved by the Company in 2016, the Company’s performance achieving cash neutral operations in 2016, and the needs of the Company and its shareholders to reduce cash expenditures, given the commodity price environment. Net cash provided by operating activities represents operating cash flows determined under United States generally accepted accounting principles excluding the cash flow effects arising from changes in accrued but unpaid capital expenditures in 2016 relative to year-end 2015. Proved developed finding and development cost per barrel of oil equivalent represents the Company’s net per-well average of exploration and development costs incurred for wells having first production in 2016 divided by the net per-well average of estimated recoverable reserves for those wells expressed in barrels of oil equivalent.

Individual awards for participants in the CLR Bonus Plan in connection with the bonuses for 2016 which were paid in February 2017, were calculated utilizing the following formula:

Base Earnings x Target Bonus x Company Multiplier x Individual Multiplier = Initial Bonus Amount

For purposes of this discussion, “base earnings” refers to the actual amount paid in respect of salary during 2016, with the exception of Mr. Hamm whose bonus was computed as if he had not voluntarily reduced his base salary as described above. Except for Mr. Hamm, the individual multiplier for the 2016 bonuses was based on the Compensation Committee’s review of the E27 Survey Group and the subjective evaluation of each of the NEOs’ supervisor or supervisors. Mr. Hamm’s individual multiplier was determined based on the subjective evaluation of the Compensation Committee. The subjective evaluation of each NEO was primarily based on an evaluation of each NEO’s contributions to the Company’s performance with respect to the 2016 Performance Factors relevant to that NEO. For 2016, after calculating the Company multiplier based on the measures and methodology described above, individual differences resulted from the subjective evaluation of performance that determined each NEOs individual multiplier. In making its evaluation, where applicable, the Compensation Committee places significant weight on input provided by our Chief Executive Officer and our President. In order to provide perspective for the final bonus awards computed as described above, the Compensation Committee reviewed an estimate of bonus awards with respect to a subset of the E27 Survey Group deemed to be most comparable to CLR based on the judgment of the Compensation Committee and Chairman and Chief Executive Officer.

Once the NEOs’ Initial Bonus Amounts were calculated, they were presented by Mr. Stark to the Compensation Committee for review, and in the case of Mr. Hamm also presented to the Board, both of which had the discretion to increase or decrease individual Initial Bonus Amounts and determine final awards. Using the factors described previously, the Compensation Committee determined the final awards were appropriate and approved the bonuses for 2016 as presented by management.

The following table shows target annual cash bonus amounts as a percentage of base earnings for each of the NEOs in connection with the bonuses for 2016 which were paid in February 2017 under the CLR Bonus Plan:

NEO	2016 Target Bonus %
Harold G. Hamm	150
Jack H. Stark	100
John D. Hart	90
Gary E. Gould	80
Glen Brown	80

Annual cash bonuses for the NEOs are determined after completion of the year-end audited financial statements and reserve report. We have not adopted a policy regarding the adjustment or recovery of previously paid annual cash bonuses in the event a relevant metric is restated or otherwise adjusted in a manner that would have the effect of reducing the size of a previously paid annual cash bonus. The Compensation Committee has the discretion to take such an event into account in determining future compensation.

Harold Hamm Spot Bonus.	In October 2016, the Compensation Committee and the Board approved paying the Spot Bonus to

Mr. Hamm. The Spot Bonus was paid in November of 2016 and was awarded to Mr. Hamm in recognition of his exceptional leadership during the period of low commodity prices. In approving the Spot Bonus, it was noted Mr. Hamm had: (i) successfully lowered the Company’s cost structure; (ii) reduced the aggregate amount of the Company’s outstanding debt; (iii) increased production (when compared to the start of the period of low commodity prices); and (iv) kept the Company’s employee base intact. The Spot Bonus was a one-time discretionary award and is reported within the Bonus column of the Summary Compensation Table below.

Long-Term Incentive Awards.	The objective of our long-term incentive awards is to retain and motivate our executives over the long-

term and to align their interests with those of our shareholders. In February 2016, the NEOs received the following long-term incentive awards of restricted Common Stock which vest on February 15, 2019:

NEO	February 2016 Restricted Stock Award (shares)
Harold G. Hamm	301,526
Jack H. Stark	127,705
John D. Hart	92,232
Gary E. Gould	60,306
Glen Brown	60,306

The awards for each of the NEOs other than Mr. Hamm were approved by the Compensation Committee. Mr. Hamm’s award was approved by the Compensation Committee and by the full Board based on the recommendation of the Compensation Committee, with Mr. Hamm abstaining.

Each long-term incentive award for each NEO is determined at the discretion of the Compensation Committee generally using the approach described above under “Executive Summary—Compensation Philosophy and Components.” Differences in long-term incentive awards are based on the Compensation Committee’s subjective evaluation of the expected relative individual contribution to the achievement of our long-term financial and operating results. The value of unvested equity awards held by an individual is expected to be a factor considered in future awards.

The vesting provisions of the awards encourage our officers to remain in our employ in order to realize these forms of compensation. Our current equity programs consist of restricted stock awards, which we believe are stronger motivational tools for employees when compared to alternatives such as stock options. Restricted shares provide some value to an employee during periods of stock market volatility, while stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price. Although our 2013 Plan allows for various equity instruments, we intend to make future grants primarily in the form of restricted stock.

We have a policy which prohibits our directors and certain employees, including our executive officers, from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing, or from engaging in certain transactions which may hedge the value of our securities held by them.

The Company has a Common Stock ownership requirement for our executive officers. Each such officer is required to own shares of our Common Stock at least equal to a specified multiple of such officer’s base salary. The table below lists base salary multiples applicable to the different positions within this group:

Officer	Required Stock Ownership – Multiple of Annual Base Salary
Chief Executive Officer	5x
President and Chief Operating Officer	5x
Other Executive Officers	3x

Until the stock ownership guideline is achieved, each such officer is required to retain 100% of the “net shares” received as a result of restricted shares granted under our 2005 Plan and 2013 Plan. “Net shares” are the number of shares that remain after shares are sold or withheld to pay withholding taxes. The calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the officer’s base salary as of such date. Shares owned directly by, or held in trust for, the officer or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation.

The Compensation Committee reviews the compliance of each executive officer with the stock ownership guidelines each year and reduces or eliminates future restricted stock grants under the 2013 Plan for any executive officer not in compliance with the stock ownership guidelines. The Compensation Committee reviewed the NEOs’ and other applicable officers’ stock ownership as of December 31, 2016 and determined each NEO and other applicable officers were in compliance with the guidelines.

The restricted stock awards provide for immediate vesting upon a change of control, as defined by the 2013 Plan, as applicable. We would likely need the assistance of several key employees to successfully conclude a transaction that would result in a change in control. We believe immediately vesting the awards may serve to reduce concerns, other than continued employment, such employees may have with respect to any potential change in control transaction and may motivate them to complete the transaction.

Deferred Compensation Plan	On September 20, 2013, the Board, based upon the recommendation of the Compensation Committee, established the DCP. The Board appointed the Compensation Committee to act as Plan Administrator of the DCP (the “DCP Administrator”).

The purpose of the DCP is to (i) give DCP participants, including the NEOs, an additional tool to use in planning their savings and for retirement; and (ii) provide a vehicle to allow employee DCP participants, all of whom are limited in their participation in the Company’s 401(k) (as defined below) due to limits imposed under federal tax rules (“Limits”), to receive similar benefits in connection with Company matching contributions as employees whose ability to receive Company matching contributions is not impacted by the Limits. The DCP permits the Company to make discretionary matching and other contributions to a participant’s account, although the Company did not make any such contributions to the NEOs’ accounts within the DCP during the 2016 year. For a description of the material features of the DCP see the narrative “Description of Deferred Compensation Plan” on pages 36 and 37 below.

Other	Compensation and benefits that are outside of our three main compensation elements are designed to attract and retain employees by enhancing our overall compensation package. During 2016, we provided automobiles to certain of the NEOs and certain other employees for business and personal use. The personal use is valued according to IRS guidelines and reported as taxable income to the individuals. We value vehicle usage for disclosure in our proxy statement based upon the aggregate incremental cost to us adjusted to reflect each individual’s personal use of the vehicle.

In 2016, we allowed Mr. Hamm to use the corporate aircraft for personal trips. The value of such trips is calculated according to IRS guidelines and reported as taxable income to him. On occasion the spouses and guests of NEOs may accompany them on business-related trips. Aircraft usage and travel by spouses and guests are valued for disclosure in our proxy statement based on the aggregate incremental cost to us.

We have a defined contribution retirement plan (“401(k)”) covering all our full-time employees. Our contributions to the plan are discretionary and based on a percentage of eligible compensation. As of January 1, 2012, the contribution level was amended up to a maximum of 7% of the covered employee’s eligible compensation, depending on the employee’s level of contribution into the employee’s account. On July 1, 2014, the Company elected to increase the contribution level in the plan up to a maximum of 10% of a covered employee’s eligible compensation effective January 1, 2015, depending on the employee’s level of contribution into the employee’s account. This change was made in order to enhance the competitiveness of the compensation associated with the 401(k). Due to the commodity price environment in 2016, the 10% contribution level was reduced to 2% effective March 1, 2016. Beginning December 1, 2016, the Company reinstated the 10% contribution level based on dollar for dollar matching.

All full-time employees may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance. We provide all full-time employees with life insurance coverage of the lesser of two times base salary or $1,000,000 and allow them to purchase incremental amounts above this. We do not sponsor any qualified or non-qualified defined benefit plans.

Impact of Accounting and Tax Treatment

We believe it is important to have flexibility in designing the compensation program in a manner to achieve the objectives described above under “Compensation Objectives.” Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.

Under Section 162(m) of the Code, a publicly-held company can deduct for federal tax purposes no more than $1,000,000 of annual compensation paid to its principal executive officer and each of its three other most highly-paid officers other than the principal financial officer. The Section 162(m) restriction applies to salary, bonuses, and other compensation not directly tied to performance conditions. Our compensation program for the 2016 year has not met the requirements for tax deductibility of annual compensation in excess of $1,000,000 because the relevant compensation is not payable solely on account of the attainment of one or more performance goals.

Insider Trading Policy

Our insider trading policy provides that certain of our employees and all directors may not purchase or sell puts or calls to sell or buy our securities or engage in short sales with respect to our securities. Certain employees and all directors are also prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan, unless permission is received from our General Counsel in writing. The purchase or sale of stock by our officers, directors and certain employees may only be made during a window of time described in our policy and after approval by our General Counsel.

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for overseeing awards to employees of stock or other equity compensation and reviewing and approving the individual elements of the total compensation of the Chief Executive Officer, the other NEOs and other senior executive officers. The Compensation Committee is also obligated to communicate to shareholders information regarding the factors and criteria on which the Chief Executive Officer’s compensation was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation, and the specific relationship of corporate performance to executive compensation overall.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) above with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement.

The preceding report is presented by the members of the Compensation Committee.

/s/ Lon McCain	/s/ William B. Berry	/s/ John T. McNabb, II
Lon McCain Committee Chairman	William B. Berry Committee Member	John T. McNabb, II Committee Member

Summary Compensation Table

The following table sets forth the compensation of our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers. We refer to these five individuals collectively as the “NEOs” for 2016. Compensation is shown for years 2014, 2015 and 2016.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (1)		Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Harold G. Hamm Chairman of the Board and Chief Executive Officer	2016 2015 2014	$827,121 1,027,111 1,072,629	$2,482,900 1,982,900 2,200,000	(4)	$5,505,865 8,384,927 7,327,160	$66,213 145,781 174,498	$8,882,099 11,540,719 10,774,287
Jack H. Stark President and Chief Operating Officer	2016 2015 2014	640,000 632,308 464,055	720,001 711,400 626,500		2,496,633 3,900,000 3,354,617	24,212 94,023 68,667	3,880,846 5,337,731 4,513,839
John D. Hart Senior Vice President, Chief Financial Officer and Treasurer	2016 2015 2014	530,000 509,807 417,558	520,000 500,000 507,400		1,803,136 2,800,032 2,245,420	22,805 82,370 95,172	2,875,941 3,892,209 3,265,550
Gary E. Gould Senior Vice President, Production and Resource Development	2016 2015 2014	450,000 440,385 368,952	410,000 400,000 398,500		1,178,982 1,850,016 3,595,349	20,422 74,254 57,949	2,059,404 2,764,655 4,420,750
Glen Brown Senior Vice President, Exploration	2016 2015 2014	440,000 432,308 338,187	415,000 400,000 342,500		1,178,982 1,850,016 3,468,463	10,366 63,577 43,886	2,044,348 2,745,901 4,193,036

(1)	Salary amounts reported include amounts deferred by Mr. Gould and Mr. Brown pursuant to the Company’s DCP. Bonus amounts reported herein include amounts deferred by Mr. Brown pursuant to the Company’s DCP. For a description of the amounts deferred, please see Note 1 to the 2016 Nonqualified Deferred Compensation table below. In addition, in November 2015, Mr. Hamm’s base salary was reduced, at his request, to the amount needed each pay period to allow him to cover the expenses associated with the benefits we have customarily made available to all employees. This arrangement continued until April 2016, when Mr. Hamm resumed receiving his regular salary, in response to improving commodity prices. Mr. Hamm requested the reduction as a cost savings measure due to the then current commodity price environment and the amount reported for Mr. Hamm reflects the impact of this request during 2015 and 2016. Except as otherwise noted below with respect to Mr. Hamm, all bonuses were paid pursuant to the CLR Bonus Plan in February 2017 for 2016.
(2)	The amounts under “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, disregarding any estimate for forfeitures, for awards granted during the indicated year. A discussion of the grant date fair value calculation can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

(3)	All Other Compensation for 2016 includes the following elements:

Name	Year	Personal Use of Company Aircraft ($) (a)	Personal Use of Company Vehicle ($) (b)	Contributions to 401(k) Plan ($)	Contributions to Deferred Compensation Plan ($)	Other ($) (c)	Total ($)
Harold G. Hamm	2016	$57,240	$1,109	$7,864	$—	$—	$66,213
Jack H. Stark	2016	50	12,565	11,597	—	—	24,212
John D. Hart	2016	—	11,885	10,920	—	—	22,805
Gary E. Gould	2016	—	9,994	10,428	—	—	20,422
Glen Brown	2016	—	—	10,366	—	—	10,366

(a)	We calculate the incremental cost to the Company of any personal use of corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and other variable costs. Occasionally, spouses and guests of NEOs ride along when an aircraft is already going to a destination for a business purpose. This use has minimal costs to the Company and, where applicable, only the direct variable costs associated with the additional passenger (for example fuel and catering) are included in determining the aggregate incremental cost to the Company. Since Company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of Company-owned aircraft.
(b)	We calculate the incremental cost to the Company of any personal use of Company vehicles, including fuel, maintenance, insurance, lease payments and depreciation.
(c)	During 2016, each NEO received a membership to the Petroleum Club of Oklahoma City at no incremental cost to the Company.

(4)	Includes a one-time spot bonus of $500,000 and a $1,982,900 bonus paid pursuant to the CLR Bonus Plan. See “Harold Hamm Spot Bonus” and “Annual Cash Bonus” in the “Compensation Discussion and Analysis” section above for more information about the bonuses paid to Mr. Hamm.

2016 Grants of Plan Based Awards

The following table reflects information concerning awards of restricted stock granted to our NEOs during the fiscal year ending December 31, 2016 under the Company’s 2013 Plan:

Name	Grant Date	Stock Awards: Number of Shares (1)		Grant Date Fair Value of Stock Awards ($) (2)
Harold G. Hamm	2/18/2016	301,526	(3)	$5,505,865
Jack H. Stark	2/17/2016	127,705	(3)	2,496,633
John D. Hart	2/17/2016	92,232	(3)	1,803,136
Gary E. Gould	2/17/2016	60,306	(3)	1,178,982
Glen Brown	2/17/2016	60,306	(3)	1,178,982

(1)	All awards will vest on an accelerated basis in the event of a change in control. See “Potential Payments Upon Termination or Change in Control—Vesting of Restricted Stock on Change in Control” hereafter for a description of the events that would trigger a change in control for these awards.
(2)	The aggregate grant date fair value of each equity award is computed in accordance with ASC Topic 718, disregarding any estimate for forfeitures.
(3)	The shares underlying this award vest on February 15, 2019, subject to the NEOs’ continued service.

2016 Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards

The following table shows the percentage of base salary and bonus that each NEO received or earned with respect to 2016 as compared to that NEO’s total compensation for 2016:

Name	Percentage of Salary and Bonus to Total Compensation
Harold G. Hamm	37%
Jack H. Stark	35%
John D. Hart	37%
Gary E. Gould	42%
Glen Brown	42%

Outstanding Equity Awards as of December 31, 2016

The following table reflects unvested restricted stock held by our NEOs as of December 31, 2016:

	Stock Awards
Name	Number of Shares of Stock that Have Not Vested (1)	Market Value of Shares of Stock that Have Not Vested ($) (2)
Harold G. Hamm	602,610	$ 31,058,519
Jack H. Stark	258,955	13,346,541
John D. Hart	188,566	9,718,692
Gary E. Gould	107,684	5,550,033
Glen Brown	135,113	6,963,724

(1)	These shares represent restricted stock awards. Unvested shares will vest as follows (i) 124,000 shares on February 15, 2017, 177,084 shares on February 15, 2018, and 301,526 shares on February 15, 2019 for Mr. Hamm; (ii) 50,000 shares on February 15, 2017, 81,250 shares on February 15, 2018, and 127,705 shares on February 15, 2019 for Mr. Stark; (iii) 38,000 shares on February 15, 2017, 58,334 shares on February 15, 2018, and 92,232 shares on February 15, 2019 for Mr. Hart; (iv) 8,836 shares on February 15, 2017, 38,542 shares on February 15, 2018, and 60,306 shares on February 15, 2019 for Mr. Gould; and (v) 24,265 shares on February 15, 2017, 12,000 shares on May 15, 2017, 38,542 shares on February 15, 2018, and 60,306 shares on February 15, 2019 for Mr. Brown.
(2)	Market value is based on the closing price of $51.54 of our Common Stock as of December 30, 2016 (the last trading day of 2016).

Options Exercised and Restricted Stock Vested During 2016

The following table reflects information concerning shares of restricted stock held by NEOs that vested during 2016:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Harold G. Hamm	201,450	$3,894,029
Jack H. Stark	62,500	1,208,125
John D. Hart	63,276	1,223,125
Gary E. Gould	28,000	1,368,640
Glen Brown	24,265	469,042

(1)	Value realized on vesting is calculated by multiplying the number of shares by the closing price upon day of vesting.

2016 Nonqualified Deferred Compensation

The following table sets forth our NEOs’ information regarding the DCP, including, with respect to each officer: (i) the aggregate contributions made by the officer; (ii) the employer contribution; (iii) the aggregate interest or other earnings accrued; (iv) aggregate withdrawals and distributions; and (v) the total balance of the officer’s account.

Name	Executive Contributions in 2016 ($) (1)	Registrant Contributions in 2016 ($) (2)	Aggregate Earnings in 2016 ($)	Aggregate Withdrawals/ Distributions in 2016 ($)	Aggregate Balance at End of 2016 ($) (3)
Harold G. Hamm	$—	$—	$17,131	$—	$342,798
Jack H. Stark	—	—	16,260	—	215,396
John D. Hart	—	—	17,688	—	234,956
Gary E. Gould	25,731	—	14,060	—	169,056
Glen Brown	464,443	—	37,994	—	912,775

(1)	Reported as compensation to the NEO in the Summary Compensation Table for the 2016 fiscal year. The amounts in this column include deferred salary for Mr. Gould and Mr. Brown and deferred bonus for Mr. Brown. The bonus included is the bonus for 2016 paid in February 2017.
(2)	The Company suspended all matching under the DCP for 2016 for the reasons described below in the fifth paragraph under “Description of Deferred Compensation Plan.” The matching suspension also applied to the bonus paid in February 2017 for 2016 under CLR’s Cash Bonus Plan.
(3)	In addition to the amounts reported pursuant to Note 1 above, includes the following aggregate amounts previously reported as compensation for 2014 and 2015 in the Summary Compensation table for each of the NEOs: $314,639 for Mr. Hamm; $199,920 for Mr. Stark; $214,130 for Mr. Hart; $136,667 for Mr. Gould; and $413,732 for Mr. Brown.

Description of Deferred Compensation Plan

On September 20, 2013, the Board, based upon the recommendation of the Compensation Committee, established the DCP.

The purpose of the DCP is to (i) give DCP participants and non-employee directors, an additional tool to use in planning their savings and for retirement; and (ii) provide a vehicle to allow employee DCP participants, all of whom are limited in their participation in the Company’s 401(k) plan due to the Limits, to receive similar benefits in connection with Company matching contributions as employees whose ability to receive Company matching contributions is not impacted by the Limits. The DCP permits the Company to make discretionary matching and other contributions to a participant’s account and, in general, the matching and discretionary contributions approved in connection with the DCP are intended to facilitate the purpose described in (ii) of the prior sentence.

The DCP is not intended to constitute a “qualified plan” subject to the limitations of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), nor is it a “funded plan” for purposes of the Code. Benefits under the DCP constitute an unfunded general obligation of the Company. The DCP is designed to provide directors and select management or highly compensated employees of the Company the opportunity to defer the payment of all or a portion of their base pay and cash incentive awards (to the extent a participant is eligible to receive such awards).

Each year the DCP permits participants to elect to defer: (i) up to 100% of base pay (cash fees in the case of directors) for a calendar year and (ii) up to 100% of any cash incentive award received by the employee participant for a performance year. DCP participants are 100% vested in any amounts they deferred pursuant to the alternatives described in the prior sentence. The DCP permits discretionary contributions by the Company, which are subject to a vesting schedule, as described below, at the discretion of the DCP Administrator.

As permitted by the DCP, matching contributions have been approved enabling employee participants to receive matching under the DCP for up to 10% of their total cash compensation, including salary and bonus deferrals. The approved match was meant to align with the amount employee participants would have received under the 401(k) plan, but for the Limits and is given subject to terms and conditions applicable to matching contributions under the 401(k) plan. As a result of the commodity price environment experienced by the Company during 2014 and 2015, the Company suspended the match described above for 2016, and the suspension applies to any bonus paid in February 2017 for 2016 under CLR’s Cash Bonus Plan.

Distribution of DCP amounts deferred in connection with 2014 will occur upon a participant’s separation from service with the Company. The Company will require a six month delay in the payment of DCP benefits if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his or her separation from service with the Company, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation (the “Specified Employee Delay”). In addition, in connection with amounts deferred in respect of 2014, distribution of DCP accounts and vesting of any Company contributions will result from any of the following events: (i) Change of Control (as defined in the DCP); (ii) a participant’s death or Disability (as defined in the DCP); (iii) a participant’s Normal Retirement (as defined in the DCP); and (iv) a participant’s Involuntary Termination (as defined in the DCP).

Distribution of DCP amounts deferred after 2014 will occur, subject to limited exceptions, based on the election of the participant to receive a distribution upon a fixed date chosen by the DCP participant, the participant’s Termination of Employment (as defined in the DCP), or a Change in Control. In addition, distribution of DCP amounts deferred after 2014 will occur in the event of the participant’s death or Disability. In connection with these distribution events, participants can choose, except in the case of death or Disability, to receive distributions in a lump sum or installments. In the case of death or Disability, the distribution will be made in a lump sum. Participants also have the ability to elect a lump sum distribution if a Change of Control or Involuntary Termination occurs after a participant has started to receive distributions after a fixed date. Distributions described above are also subject to the Specified Employee Delay. Finally, vesting restrictions on any amounts deferred after 2014 will lapse in connection with any of the following events: (i) Change of Control; (ii) participant’s death or Disability; and (iii) a participant’s achievement of Normal Retirement Age (as defined in the DCP).

Earnings reflect the returns produced by the investments selected by the applicable named executive officer. The investment options available to the NEOs are a sub-set of the investment options available under the Company’s 401K Plan. As of December 31, 2016, investment options consisted of the following (returns for 2016 noted in parentheses): Fidelity® High Income (15.97%), Oakmark Equity & Income I (10.97%), TRP Retirement 2005 (6.72%), TRP Retirement 2010 (7.11%), TRP Retirement 2015 (7.31%), TRP Retirement 2020 (7.41%), TRP Retirement 2025 (7.55%), TRP Retirement 2030 (7.69%), TRP Retirement 2035 (7.64%), TRP Retirement 2040 (7.63%), TRP Retirement 2045 (7.69%), TRP Retirement 2050 (7.71%), TRP Retirement 2055 (7.73%), Fidelity® Contrafund® K (3.48%), Fidelity Spartan® 500 Index Advtg® (11.92%), Fidelity® Low-Priced Stock (8.88%), RidgeWorth Mid-Cap Value Equity I (20.16%), Fidelity Spartan® Extnd Mkt Idx Advtg (16.10%), Driehaus Emrg Mkts (5.88%), Eagle Mid CP Grth R6 (7.18%), Metwest Total Return Bond (2.56%), Fidelity Spartan® Intl Idx Advtg (1.30%), American Beacon Small Cp Val Inst (26.77%), WF Emerging Mkts Equity (12.05%), JH Disciplined Value Fund R6 (14.07%) and Wells Fargo SM Co Growth IS (7.72%). The Company does not guarantee a level of investment return.

Potential Payments Upon Termination or Change in Control

We do not maintain any employment, severance or change in control agreements with our NEOs outside of the potential acceleration provisions described below with respect to our equity awards. We discussed our rationale for providing change in control equity vesting above under “Compensation Discussion and Analysis.”

Vesting of Restricted Stock on Change in Control. All of our employees’ and directors’ unvested shares of restricted stock will vest if a change in control occurs as defined in their respective agreements. Employees and directors are subject to the following definitions of change in control in connection with outstanding awards under the 2013 Plan.

For purposes of the 2013 Plan, a “change in control” means the occurrence of any of the following:

The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any person, of 50% or more of either (x) the then outstanding shares of Common Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, the following acquisitions and transactions shall not constitute a change in control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B), and (C) of the second item below describing a “Business Combination” (as defined below), or (E) any transaction in which Outstanding Stock or Outstanding Company Voting Securities are issued, sold or transferred to an Excluded Person (as defined below);

Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, all the following are true: (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of Common Stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Common Stock or common equity interests of the entity resulting from such Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of the discussion above in connection with the meaning of “change in control” under the 2013 Plan, references to “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of May 23, 2013 and any other individual who becomes a director of the Company after May 23, 2013 and whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

For purposes of the discussion above in connection with the meaning of “change in control” under the 2013 Plan, a reference to an “Excluded Person” means (i) Harold G. Hamm (“Hamm”), (ii) Hamm’s spouse (including any ex-spouse of Hamm pursuant to the terms of a domestic relations order), (iii) any of Hamm’s lineal descendants, (iv) Hamm’s guardian or other legal representative of Hamm or Hamm’s estate, (v) any trust of which at least one of the trustees is Hamm, or the principal beneficiaries of which are any one or more of the persons or entities described in clause (i) through (iv) above, (vi) any person or entity that is controlled by any one or more of the persons or entities described in clause (i) through (v) above, (vii) any group (within the meaning of the Exchange Act and the rules of the SEC thereunder) that includes one or more of the persons or entities described in clauses (i) through (vi) above, provided that such persons and entities described in clauses (i) through (vi) above control more than 50% of the voting power of such group.

Listed in the following table is the value of unvested shares of restricted stock held by our NEOs as of December 31, 2016, which would fully vest and be immediately available in the event of a change in control as described above in connection with the 2013 Plan. The table assumes a change in control occurred on December 31, 2016 and the per-share value is $51.54, the closing price of our Common Stock as of December 30, 2016 (the last trading day of 2016):

Name	Early Vesting of Restricted Stock ($)	Termination Payment ($)	Total ($)
Harold G. Hamm	$31,058,519	—	$31,058,519
Jack H. Stark	13,346,541	—	13,346,541
John D. Hart	9,718,692	—	9,718,692
Gary E. Gould	5,550,033	—	5,550,033
Glen Brown	6,963,724	—	6,963,724

Distributions in Connection with DCP. Under the terms of our DCP, distributions of deferred compensation and accelerated vesting of Company contributions may occur in connection with change of control or a participant’s termination. A description of such distributions and accelerated vesting, as well as the circumstances triggering these events with respect to Messrs. Hamm, Stark, Hart, Gould and Brown appear above on pages 36 and 37 in the description of our DCP appearing under the heading “Description of Deferred Compensation Plan.”

Indemnification Agreements

Our officers and directors have entered into customary indemnification agreements with us, pursuant to which we have agreed to indemnify our officers and directors to the fullest extent permitted by law.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation program is appropriately structured and not reasonably likely to result in risks that could have a material adverse effect on us. We believe our approach of subjectively evaluating performance results of each executive assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk-taking. Further, one of the primary factors we take into consideration in setting compensation is the performance of the Company as a whole. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our shareholders as a whole. Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Security Ownership of Certain

Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock, as of March 23, 2017, by each person (other than our directors and executive officers) known by us to be the beneficial owner of more than 5% of the issued and outstanding Common Stock.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)
Harold Hamm Family LLC (2)	283,116,538	75.42%

(1)	Based on total shares outstanding of 375,380,939 on March 23, 2017.
(2)	The Family LLC acting through its manager, Mr. Hamm, our Chairman and Chief Executive Officer, has sole voting and dispositive power over the indicated shares. The shares held by the Family LLC are included in the shares reported as owned by Mr. Hamm in the table below. The business address of the Family LLC is Harold Hamm Family LLC, c/o Hartzog Conger Cason & Neville, 201 Robert S. Kerr Avenue, Suite 1600, Oklahoma City, Oklahoma 73102.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 23, 2017 by (a) each of our directors and director nominees, (b) each of the executive officers and (c) all of our directors, director nominees and executive officers as a group. Each of the aforementioned persons has sole voting and dispositive power with respect to the shares listed in the table, except as otherwise indicated below.

	Beneficial Ownership
Name of Director or Executive Officer	Number of Shares (1)	Percent of Class (2)
Pat Bent	134,221	*
William B. Berry	49,214	*
David L. Boren	19,214	*
Glen Brown	148,742	*
Eric S. Eissenstat	176,987	*
James L. Gallogly	0	*
Gary E. Gould	166,730	*
Harold G. Hamm (3)	284,085,647	75.68%
John D. Hart	321,353	*
Jeffrey B. Hume (4)	2,223,425	*
Lon McCain	55,992	*
John T. McNabb, II (5)	42,214	*
Mark E. Monroe	268,160	*
Steven K. Owen	105,645	*
Ramiro Rangel	57,860	*
Jack H. Stark (6)	682,885	*
All Directors, executive officers and NEOs as a group (16 persons)	288,538,289	76.87%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or dispositive power with respect to securities. The following persons have sole voting and dispositive power with respect to the restricted stock included in the number of shares listed opposite each person’s name in the table above, subject to the terms of the documents relevant to each restricted stock award: Mr. Bent – 95,614 shares; Mr. Berry – 18,214 shares; Mr. Boren – 18,214 shares; Mr. Brown – 147,742 shares; Mr. Eissenstat – 114,630 shares; Mr. Gould – 134,285 shares; Mr. Hamm – 643,659 shares; Mr. Hart – 204,935 shares; Mr. Hume – 81,288 shares; Mr. McCain – 18,214 shares; Mr. McNabb – 18,214 shares; Mr. Monroe – 18,214 shares; Mr. Owen – 83,775 shares; Mr. Rangel – 48,324 shares; Mr. Stark – 286,625 shares; and all directors, executive officers and NEOs as a group – 1,931,947 shares.
(2)	Based on total shares outstanding of 375,380,939 on March 23, 2017.
(3)	Includes 283,116,538 shares held by the Family LLC for which Mr. Hamm is the sole manager and as such has sole voting and dispositive power over the shares held by the Family LLC. The shares held by the Family LLC and included in Mr. Hamm’s total are also reported as owned by the Family LLC in the table above.
(4)	Includes 2,026,339 shares held by a limited liability company owned by Mr. Hume and his wife.
(5)	Includes 1,000 shares held by a charitable foundation qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, of which Mr. McNabb and his wife are officers and with respect to which Mr. McNabb and his wife share voting and dispositive power. Mr. McNabb and his wife have no pecuniary interest in the shares held by the charitable foundation.
(6)	Includes 366,601 shares held by a limited liability company owned by Mr. Stark and his wife.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. We are required to disclose delinquent filings of reports by such persons during the year ended December 31, 2016.

Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our Section 16 officers, directors and 10% shareholders were met, except for one report by Mr. McNabb in connection with an August 5, 2016 sale transaction, which was not filed in a timely manner.

Proposal 2:

Ratification of Selection of

Independent Registered Public

Accounting Firm

General

The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. The Audit Committee evaluates the selection of our independent registered public accounting firm each year, and has reappointed Grant Thornton as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ended December 31, 2017. In determining to reappoint Grant Thornton as the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including, but not limited to: Grant Thornton’s performance on prior Company audits; the quality and timeliness of the services and informative communications provided by Grant Thornton; the results of regulatory inspections performed on Grant Thornton audits; an assessment of Grant Thornton’s resources and expertise; Grant Thornton’s knowledge of the Company’s business and industry; Grant Thornton’s independence, objectivity and adherence to professional and ethical standards; the appropriateness of Grant Thornton’s fees relative to the services provided; and the frequency and quality of Grant Thornton’s interactions with the Audit Committee and the Company’s management. Grant Thornton has served as our independent registered public accounting firm since 2004.

Our Bylaws and other governing documents or law do not require shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in our and our shareholders’ best interest.

The Board recommends the shareholders vote “FOR” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2017.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. In addition to overseeing the audit of our financials by our independent registered public accounting firm, the Audit Committee reviews our unaudited quarterly financials with management. The Audit Committee is also responsible for oversight of the Company’s internal audit function and the Audit Committee meets periodically with the Company’s Director of Internal Audit to review the effectiveness of the internal audit function, internal audit plan and related internal audit activities. Lastly, the Audit Committee is tasked with overseeing the Company’s major financial risk exposures.

The Audit Committee is composed entirely of independent directors. Two members of the Audit Committee, Mr. Monroe and Mr. McCain have been determined by the Board to be financial experts. The Audit Committee’s charter can be found in the Corporate Governance section of our website at www.CLR.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2016, with Grant Thornton, our independent auditor, with and without management present. Management has the primary responsibility for our financial statements and the overall reporting process, including assuring we develop and maintain adequate financial controls and procedures for monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Our independent auditor is responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discussing with the Audit Committee any issues it believes should be raised.

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the auditor and us that might bear on the auditor’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the auditor any relationships that may impact its objectivity and independence, and satisfied itself as to the auditor’s independence. The independent auditor reviewed its audit plans, audit scope, and identification of audit risks with the Audit Committee. The Audit Committee also discussed with management and the independent auditor the quality and adequacy of our internal controls. Further, the Audit Committee discussed and reviewed with the independent auditor all communications required by PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the Board and the Board approved the Audit Committee’s recommendation that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC. The Audit Committee also approved and recommended to the Board, and the Board ratified the reappointment of the independent auditor for 2017.

The preceding report is presented by the members of the Audit Committee.

/s/ Mark E. Monroe	/s/ Lon McCain	/s/ William B. Berry
Mark E. Monroe Committee Chairman	Lon McCain Committee Member	William B. Berry Committee Member

Audit and Other Fees

Grant Thornton served as our independent registered public accounting firm during 2016 and 2015. The aggregate fees billed by Grant Thornton for the years ended December 31, 2016 and 2015 for various services are set forth below:

	2016 ($)	2015 ($)
Audit Fees	$777,171	$719,223
Audit-Related Fees
Tax Fees
All Other Fees
Total Fees	$777,171	$719,223

Fees for audit services include fees associated with our annual consolidated audits, the review of our quarterly reports on Form 10-Q, Sarbanes Oxley Act compliance review and services normally provided by the accounting firm in connection with statutory or regulatory filings. Audit fees for 2016 include amounts paid for services associated with the review of a shelf registration statement filed with the SEC.

As necessary, the Audit Committee considers whether the provision of non-audit services by Grant Thornton is compatible with maintaining auditor independence and has adopted a policy that requires pre-approval of all audit and non-audit services. Such policy requires the Audit Committee to approve services and fees in advance and requires documentation regarding the specific services to be performed. All 2016 audit fees were approved in advance in accordance with the Audit Committee’s policies.

Attendance at Annual Meeting

Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Proposal 3:

Approve, by a Non-Binding Vote,

The Compensation of the

Named Executive Officers

The Company is providing shareholders an advisory vote on the compensation of our named executive officers as required by Section 14A(a)(1) of the Exchange Act. Section 14A(a)(1) was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). In January 2011, the SEC issued final rules to implement the requirements of Exchange Act Section 14A(a)(1).

The Company’s initial advisory vote was held at the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”). At the 2011 Annual Meeting, shareholders also approved a non-binding proposal to hold an advisory vote on the compensation of our named executive officers on a triennial basis. As a result, we held our second advisory vote at the 2014 Annual Meeting and this proposal is being submitted for a non-binding vote at the Annual Meeting.

The advisory vote on compensation of our named executive officers is a non-binding vote on the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board, or the Company’s compensation policies as they relate to risk management, as described under “Risk Assessment Related to our Compensation Structure” on page 39. The Dodd-Frank Act and related SEC regulations and guidance require the Company to hold the advisory vote on compensation of our NEOs at least once every three years.

The Company’s executive compensation programs are designed to attract, retain, and motivate experienced, talented individuals to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. During much of the three-year period from the start of 2014 through year-end 2016 our industry experienced historically low hydrocarbon prices. In spite of the adverse price environment, during this period the Company: (i) increased its proved reserves by 18%; (ii) reduced its production expenses per barrel of oil equivalent by 35%; (iii) improved the application of enhanced completion techniques resulting in significant improvements in hydrocarbon recoveries across all key plays; (iv) delineated and began development of the prolific STACK play which is expected to become a key growth platform for the Company; (v) kept its technical and operating teams together; and (vi) did not dilute shareholders by issuing equity in an adverse market. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 23 provides a more detailed discussion of our executive compensation program.

This advisory vote on executive compensation is not binding on the Company’s Board. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

Accordingly, the Board recommends the shareholders approve the compensation of our named executive officers by voting “FOR” the following advisory resolution:

“RESOLVED, that the shareholders of Continental Resources, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Continental Resources, Inc. proxy statement for the 2017 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narrative within the Executive Compensation and Other Information section of such proxy statement.”

Proposal 4:

Approve, by a Non-Binding Vote,

the Frequency of Shareholder

Advisory Votes on the

Compensation of our Named

Executive Officers

As required by Section 14A(a)(2) of the Exchange Act, the Company is also providing shareholders an advisory vote on the frequency with which the Company’s shareholders shall have the advisory vote on executive compensation provided for in Proposal 3 above. For convenience, in this Proposal 4 the shareholders’ advisory vote on executive compensation provided for in Proposal 3 above is referred to as the “say-on-pay vote”. Proposal 3 is referred to herein as the “say on pay” proposal and the proposal set forth in this Proposal 4 is referred to herein as the “say when on pay” proposal.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: (i) every year; (ii) every two years; or (iii) every three years. In addition, shareholders may abstain from voting. The Dodd-Frank Act and related SEC regulations and guidance require the Company to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

After careful consideration, the Board of Directors continues to believe the triennial frequency (i.e., every three years) currently used by the Company is the optimal frequency for the say-on-pay vote. A triennial vote will provide us with the time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes. We carefully review changes to our program to maintain the consistency and credibility of the program, which is important in motivating and retaining our employees. We therefore believe a triennial vote is an appropriate frequency to provide our Compensation Committee sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes to our executive compensation program.

The Board of Directors recommends a vote FOR a triennial frequency (i.e., three years) for shareholders to have an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement.

Proposal 5:

Shareholder Proposal—Adoption of

Policy for Improving Board Diversity

A certain shareholder has advised the Company it intends to introduce at the 2017 Annual Meeting the proposal set forth below. The name and address and the number of shares owned by this shareholder will be provided upon request to the Company’s Secretary. The proposal may be voted on at the Annual Meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative(s). The Company disclaims all responsibility for the content of the proposal and supporting statement, including any sources referenced therein.

Proponents’ Statement in Support of Shareholder Proposal

SAMPLE 2017 SHAREHOLDER RESOLUTION FOR DIVERSE CANDIDATE SLATE (ROONEY RULE)

Resolved:

Shareholders request that the Board of Directors of Continental Resources adopt a policy for improving board diversity (the “Policy”) requiring that the initial list of candidates from which new management-supported director nominees are chosen (the “Initial List”) by the Nominating/Corporate Governance Committee should include (but need not be limited to) qualified women and minority candidates. The Policy should provide that any third-party consultant asked to furnish an Initial List will be requested to include such candidates.

Whereas:

Currently, Continental Resources has no women on its board. A growing body of empirical research indicates a significant positive relationship between firm value and the percentage of women and minorities on boards. A 2012 Credit Suisse Research Institute evaluated the performance of 2,360 companies globally over six years and found that companies with one or more women on their boards delivered higher average returns on equity, lower leverage, better average growth and higher price/book value multiples. A 2015 McKinsey study of 366 companies found that corporate leadership in the top quartile for racial and ethnic diversity were 35 percent more likely to have financial returns above their national industry median.

We believe that the search process used by boards can play an important role in improving board diversity. According to a 2016 study published by the Harvard Business Review, including more than one woman or member of a racial minority in a finalist pool helps to combat unconscious bias among interviewers and increases the likelihood of a diverse hire.

Increasingly, business organizations are adopting policies to implement this Policy. A 2012 NACD Blue Ribbon Commission report on Board Diversity recommended that no less than one-third of candidates for new board seats should match the board’s definition of diverse. In its 2016 Principles of Corporate Governance, the Business Roundtable calls on boards to “develop a framework for identifying appropriately diverse candidates that allows the nominating/governance committee to consider women, minorities, and others with diverse backgrounds as candidates for each open board seat.” Policies like the one advanced in this Proposal have been adopted by the nominating and governance committees of Range Resources, Gentex Corporation, Costco Wholesale Corporation, Home Depot, Whole Foods Market, IDEXX Labs, Stryker Corporation and Neogen Corporation.

The proposed rule resembles the Rooney Rule in the National Football League (NFL), which requires teams to interview minority candidates for head coaching and senior football operations openings. While corporate boards may face differing circumstances, it is difficult to ignore the positive impact of the Rooney Rule on diversity. In the twelve years before the Rule was implemented, the NFL had four minority head coaches and one minority general manager. Twelve years after, the NFL had sixteen minority head coaches and eight minority general managers.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

After careful consideration, and for the reasons set forth below, the Board opposes the proposal as not being in the best interests of the Company or its shareholders.

Consistent with the Board’s view expressed in response to last year’s proposal addressing Board diversity, the Board of Directors and the Nominating/Corporate Governance Committee believe the Company’s current director nomination process allows for identification of the best possible nominees for director, regardless of their gender, race, color, religion or national origin. The Board of Directors and the Nominating/Corporate Governance Committee are committed to identifying qualified director candidates and consider diversity as one of many factors in this process.

The Company’s existing nominating process considers the needs of the Company in connection with the current breadth of skills and attributes of its Board members, while identifying the most suitable director candidates based on merit, without regard to gender, race, color, religion or national origin. When evaluating individual nominees, the Nominating/Corporate Governance Committee considers a variety of factors as set forth in our Corporate Governance Guidelines—which focus on character, experience, soundness of judgment, commitment to serving as a director and ability to function as a team member. The Board and Nominating/Corporate Governance Committee continue to believe the Company’s best interests are served when these merit-based factors are the focus of the process of evaluating potential nominees to the Company’s Board of Directors. The Board acknowledges the benefits of achieving broad diversity throughout the Company, but believes the proposal could impede its ability to select the most suitable and qualified candidates for membership on the Board and would impose unnecessary administrative burdens and costs.

The Board and Nominating/Corporate Governance Committee are already committed to ensuring all qualified candidates are considered in a process that does not discriminate based on gender, race, color, religion or national origin, which serves to ensure the integrity of the merit focused process favored by the Board and the Nominating/Corporate Governance Committee. This proposal requests the Board adopt a policy requiring the initial lists used to identify potential director nominees to always contain qualified women and minority candidates. The Board believes the approach to achieving diversity reflected in the proposal is unnecessarily restrictive and may negatively impact the flexibility of the nominating process in a way that hinders the Board’s ability to ensure the most qualified candidates are selected in light of the Company’s evolving needs and circumstances.

The Board and Nominating/Corporate Governance Committee believe the process currently followed, including the factors considered by the Nominating/Corporate Governance Committee in evaluating director candidates, best serves the interests of shareholders. The imposition on the nominating process of gender and minority requirements and affirmative search obligations could undermine the holistic evaluation of candidates, unduly restrict the Nominating/Corporate Governance Committee in the performance of its duties and add administrative burdens and costs, without necessarily resulting in the selection of the best director candidates for the Company.

The Board recommends the shareholders vote “AGAINST” the Shareholder Proposal—Adoption of Policy for Improving Board Diversity.

Annual Report to Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2016, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Copies of the exhibits omitted from the Annual Report on Form 10-K accompanying this Proxy Statement are available to shareholders without charge upon written request to our Secretary at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

Shareholders Sharing

the Same Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice and Proxy Statement, Annual Report or Notice of Internet Availability may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our Annual Report, Notice and Proxy Statement and/or Notice of Internet Availability to you if you call or write us at the following address or phone number: Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Secretary, (405) 234-9000. If you would like to receive separate copies of the Annual Report and Notice and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Proposals of Shareholders

The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws a matter can properly be brought before an annual meeting by a shareholder of the Company who is a shareholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing shareholder must give timely notice of his or her proposal in writing to the Secretary of the Company and satisfy the other requirements set forth in the Bylaws. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 20 N. Broadway, Oklahoma City, Oklahoma 73102 not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company (which for our 2018 Annual Meeting will be February 17, 2018 and January 18, 2018, respectively); provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. A shareholder’s notice to the Secretary shall set forth as to each matter: (a) a brief description of the business desired to be brought before the annual meeting (which, if the proposal is for any alteration, amendment, rescission or repeal of the Company’s Certificate of Incorporation or Bylaws, shall include the text of the resolution which will be proposed to implement the same); (b) the reasons for conducting such business at the annual meeting; (c) the identity of any beneficial owner or owners on whose behalf the proposal is being made; (d) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and the name and address of any beneficial owner on whose behalf he or she may by acting; (e) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder and by any beneficial owner on whose behalf he or she may be acting; (f) any material interest of the shareholder in such business; (g) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any beneficial owner on whose behalf he or she may be acting, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to manage the risk or benefit of share price changes in the stock price of the Company for such shareholder or beneficial owner, to mitigate loss with respect to any share of stock of the

Company, or to increase or decrease the voting power of such shareholder or beneficial owner with respect to any share of the stock of the Company; (h) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (i) a representation such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (j) an undertaking by the shareholder giving the notice to update the information required pursuant to this paragraph as of the record date for the meeting promptly following the later of the record date for the meeting or the date notice of the record date is first publicly disclosed.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2018 Annual Meeting must be received no later than December 7, 2017. For a proposal to be considered for presentation at the 2018 Annual Meeting, although not included in the proxy statement for such meeting, it must be received within the time period set forth in our Bylaws as described above. In addition, the proxy solicited by the Board for the 2018 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2018 Annual Meeting unless we are provided with notice of such proposal no later than ninety days prior to the date of the 2018 Annual Meeting.

Questions and Answers About This

Proxy Material and Voting

Why am I receiving these materials?

This Proxy Statement, the accompanying Notice of annual meeting and proxy card and our Annual Report are provided to you because our Board is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet. On or about April 6, 2017, we plan to mail to beneficial owners of shares registered in the name of a Broker (who constitute the majority of our shareholders), a Notice of Internet Availability containing instructions on how to access our proxy materials and to shareholders of record, printed copies of our proxy materials. The Notice of Internet Availability also instructs shareholders on how to vote online. This process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Annual Meeting. However, if you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Who can vote at the Annual Meeting?

Shareholders on March 23, 2017 (the record date for the Annual Meeting) are eligible to vote their shares at the Annual Meeting. On that date, we had 375,380,939 shares of our Common Stock outstanding and eligible to vote.

What am I voting on?

There are up to five proposals scheduled for a vote:

Election of two Class II directors to serve until the Annual Meeting of Shareholders in 2020 and until their respective successors are duly elected and qualified or until their earlier resignation or removal (Item 1 on the proxy card);

Ratification of selection of Grant Thornton as our independent registered public accounting firm (Item 2 on the proxy card);

To approve, by a non-binding vote, the compensation of our named executive officers (Item 3 on the proxy card);

To approve, by a non-binding vote, the frequency of shareholder advisory votes on the compensation of our named executive officers (Item 4 on the proxy card); and

To consider a shareholder proposal requesting the Board of Directors adopt a policy regarding Board diversity, if properly presented at the Annual Meeting (Item 5 on the proxy card).

How do I vote?

For Proposal 1, you may either vote “For” a nominee to the Board or you may “Withhold Authority” regarding your vote for any nominee you specify. For Proposals 2, 3 and 5, you may vote “For” or “Against” or “Abstain” from voting. For Proposal 4, you may vote to hold advisory votes on the compensation of our named executive officers every one, two or three years or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If on March 23, 2017 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or if you hold shares of our Common Stock that have not vested pursuant to a restricted stock grant, then you are a shareholder of record. If you are a shareholder of record and you have not elected to receive notice of how to access proxy materials over the Internet, you may vote in person at the Annual Meeting, by proxy using the proxy card or over the Internet. If you have elected to receive notice of how to access proxy materials over the Internet, you may vote in person at the Annual Meeting or over the Internet. Whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

To vote using the proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

To vote online, please follow the instructions included on your proxy card or in any notice regarding how to access proxy materials over the Internet. If you vote online, you do not need to complete and mail a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee Record Holder

If you are a beneficial owner of shares registered in the name of your Broker, you should have received either a Notice of Internet Availability containing instructions on how to access our proxy materials and vote online or a voter information form and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions to vote online or by telephone (if you received a voter information form) or complete and return the voter information form in accordance with the instructions provided to ensure your vote is counted. If you received a Notice of Internet Availability, you can elect to request to receive a paper copy of proxy materials which will include a voter information form. To vote in person at the Annual Meeting, you must obtain a valid proxy from your Broker. Follow the instructions from your Broker included with these proxy materials, or contact your Broker for a proxy form.

How many votes do I have?

On each proposal, you have one vote for each share of Common Stock you own as of March 23, 2017.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, employees, and agents may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any special compensation for soliciting proxies. We may reimburse brokerage firms, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability, proxy card or voter information form?

If you receive more than one Notice of Internet Availability, proxy card or voter information form, your shares are registered in more than one name or are registered in different accounts. Please respond to each Notice of Internet Availability or please complete, sign, and return each proxy card or voter information form to ensure all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

You may enter a new vote over the Internet or by submitting another properly completed proxy card with a later date. To request a new proxy card, you should call our transfer agent, American Stock Transfer & Trust Company, LLC at (800) 937-5449 or mail a request to our transfer agent at 6201 15th Avenue, Brooklyn, NY 11219, Attn: Shareholder Services Dept.

You may send a written notice revoking your proxy to Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Eric S. Eissenstat, Secretary.

You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your Broker, you should follow the instructions provided by your Broker to revoke your proxy.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if at least a majority of the issued and outstanding shares entitled to vote are represented by shareholders present at the Annual Meeting or by proxy. On the record date, there were 375,380,939 shares issued and outstanding and entitled to vote. Therefore, 187,690,470 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your Broker), or if you vote in person at the Annual Meeting. Abstentions and withhold authority votes will be counted towards the quorum requirement and broker non-votes (discussed immediately below) will be counted toward the quorum requirement assuming the Broker is entitled to vote the applicable shares on at least one discretionary proposal. If there is no quorum, the Chairman of the Annual Meeting may adjourn the Annual Meeting to another date.

What are broker non-votes?

A broker non-vote occurs when the Broker is unable to vote the shares it holds on behalf of a beneficial owner (such shares are said to be held in “street name”) because a proposal is not routine and the beneficial owner has not provided any voting instructions on that matter. NYSE rules determine whether proposals are routine. If a proposal is routine, a Broker holding shares in street name may vote on the proposal without voting instructions. If a proposal is not routine, the Broker may vote on the proposal only if the beneficial owner has provided voting instructions. If a Broker does not receive instructions for a non-routine proposal, the Broker will return a proxy card without a vote on that proposal, which is commonly referred to as a “broker non-vote.” The ratification of Grant Thornton’s appointment is a routine proposal, but the election of directors, say on pay proposal, say when on pay proposal, and the shareholder proposal are not routine proposals under applicable NYSE rules.

What vote is required to approve the election of directors (Item 1 on the proxy card)?

Directors are elected by a plurality of the votes cast at the Annual Meeting (that is the two director nominees receiving the greatest number of votes cast will be elected). While votes “withheld” will not have an effect on the outcome of the elections, our Bylaws provide that, if a nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election he or she must submit his or her offer of resignation for consideration by the Nominating/Corporate Governance Committee. Broker non-votes will not have an effect on the outcome since they do not count as a vote in favor of a nominee under the plurality standard.

What vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 2 on the proxy card)?

Under Oklahoma state law the ratification of the selection of Grant Thornton as our independent registered public accounting firm requires a majority of the shares present in person or represented by proxy and entitled to vote on the matter vote “For” the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote because abstentions are treated as entitled to vote under Oklahoma state law.

What vote is required to approve the compensation of the named executive officers (Item 3 on the proxy card)?

Oklahoma state law requires the proposal to approve the compensation of the named executive officers be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote on the proposal to approve, by a non-binding vote, the compensation of the Company’s named executive officers, because abstentions are treated as entitled to vote under state law. Since this proposal is not a routine proposal, broker non-votes will not be treated as entitled to vote and accordingly will have no impact on the outcome of this vote.

What vote is required to approve the frequency of the advisory votes on the compensation of our named executive officers (Item 4 on the proxy card)?

The frequency (i.e., every one, two or three years) receiving the greatest number of votes from shares present in person or represented by proxy and entitled to vote on the matter will be considered the frequency recommended by the shareholders. Abstentions will therefore have no effect on such vote. Similarly, broker non-votes will not have an effect on the outcome of this vote.

What vote is required to approve the Shareholder Proposal (Item 5 on the proxy card)?

Oklahoma state law requires the Shareholder Proposal be approved by a majority of the shares present in person or represented by proxy and entitled to vote on such proposal. If you “Abstain” from voting on the Shareholder Proposal, it will have the same effect as an “Against” vote on such proposal because abstentions are treated as entitled to vote under Oklahoma state law. Since the Shareholder Proposal is not a routine proposal broker non-votes will not be treated as entitled to vote on such proposal and accordingly will have no impact on the outcome of the vote of such proposal.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the rescheduled meeting. You may change or revoke your proxy until it is voted.

How does the Board recommend I vote on the proposals?

The Board recommends you vote:

FOR the two Class II nominees for director (Item 1 on the proxy card);

FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Item 2 on the proxy card);

FOR approval, by a non-binding vote, of the compensation of our named executive officers (Item 3 on the proxy card);

FOR approval, by a non-binding vote, of triennial frequency for shareholders to have advisory votes on the compensation of our named executive officers (Item 4 on the proxy card); and

AGAINST the shareholder proposal requesting the Board of Directors adopt a policy regarding Board diversity (Item 5 on the proxy card).

Who will serve as the inspector of election at the Annual Meeting?

We anticipate Eric S. Eissenstat, our Senior Vice President, General Counsel, Chief Risk Officer and Secretary, will serve as the inspector of election and will tabulate the proxies and ballots at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed within four business days after the Annual Meeting.

Other Matters

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting of Shareholders and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

ANNEX A

NYSE Independence Standards Generally Applicable to Directors

The Board of Directors uses the independence standards of the New York Stock Exchange (“NYSE”) generally applicable to directors to determine the independence of its members. These are set forth below, omitting commentary and definitions. Defined terms are marked with asterisks and have the meanings set forth in Section 303A.02 of the NYSE Listed Company Manual.

No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the *listed company* (either directly or as a partner, shareholder or officer of an organization that has a relationship with the *company*).

In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the listed company’s board of directors, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

(B) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an *immediate family member* is, or has been within the last three years, an *executive officer*, of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 18, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at https://materials.proxyvote.com/212015

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided.i

∎	20230304030000000000 0	051817

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:			2.	Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ William B. Berry ¡ James L. Gallogly
					FOR	AGAINST	ABSTAIN
			3.	Approve, by a non-binding vote, the compensation of the named executive officers.	☐	☐	☐
				ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
			4.	Approve, by a non-binding vote, the frequency of shareholder advisory votes on the compensation of our named executive officers. ☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			5.	Shareholder proposal - Adoption of policy for improving board diversity.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee (s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3, and THREE YEARS will be selected for Proposal 4, and AGAINST Proposal 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 18, 2017

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at https://materials.proxyvote.com/212015

i       Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.       i

∎	20230304030000000000 0	051817

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:			2.	Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ William B. Berry ¡ James L. Gallogly
					FOR	AGAINST	ABSTAIN
			3.	Approve, by a non-binding vote, the compensation of the named executive officers.	☐	☐	☐
				ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
			4.	Approve, by a non-binding vote, the frequency of shareholder advisory votes on the compensation of our named executive officers. ☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			5.	Shareholder proposal - Adoption of policy for improving board diversity.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee (s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3, and THREE YEARS will be selected for Proposal 4, and AGAINST Proposal 5.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

☐                    ∎

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

The undersigned hereby appoints Eric Eissenstat and John Hart, and each of them, as proxies (the “Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of Continental Resources, Inc. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 18, 2017, or any later reconvened meeting.

(Continued and to be signed on the reverse side)

∎ 1.1	14475 ∎